As filed with the Securities and Exchange Commission on March 14, 2008 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

TIAA-CREF Life Insurance Company

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	6311 (Primary Standard Industrial Classification Code Number)	13-3917848 (I.R.S. Employer Identification No.)

TIAA-CREF Life Insurance Company

730 Third Avenue

New York, NY 10017-3206

(212) 490-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward L. Hancock, Esq.

TIAA-CREF Life Insurance Company

8500 Andrew Carnegie Boulevard

Charlotte, NC 28262-8500

(704) 988-1247

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mary E. Thornton, Esq.

Sutherland Asbill & Brennan LLP

1275 Pennsylvania Avenue, N.W.

Washington, DC 20004

(202) 383-0698

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [X]

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Individual Flexible Premium Modified Guaranteed Annuity Contract	*	*	$12,722,646.31*	$500

*	The maximum aggregate offering price is estimated solely for the purposes of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

March 14, 2008 “MARKETING NAME” ANNUITY

Individual Flexible Premium Modified Guaranteed Annuity Contract

Issued by TIAA-CREF Life Insurance Company (“TIAA-CREF Life”) and offered through Teachers Personal Investors Services, Inc. (“TPIS”).

This prospectus describes information you should know before investing in the “Marketing Name” Annuity, an individual flexible premium modified guaranteed annuity contract (the “Contract”) issued by TIAA-CREF Life. Before you invest, please read this prospectus carefully and keep it for future reference. Some of the terms and phrases that we use in this prospectus have a particular meaning, and, in the “Definitions” section of this prospectus, we define them so you will know how we are using those terms and phrases.

The Contract is designed for individual investors who desire to accumulate funds on a tax-deferred basis for retirement or other long-term investment purposes and to receive future payment of those funds as lifetime income or through other payment options. Whether the Contract is available to you is subject to approval by regulatory authorities in your state. We are currently not offering contracts issued in connection with retirement plans that are intended to qualify for special Federal income tax treatment under Sections 408 or 408A of the Internal Revenue Code.

To purchase a Contract, you must pay a single Premium of at least $5,000. You must then allocate your initial Premium among one or more Fixed Term Deposit options (each an “FTD”), each of which will grow at a specified guaranteed rate of interest for the stated period. The minimum allocation to an FTD is $5,000. We currently offer ten FTDs, ranging from one year to ten years in duration. We will make the determination as to the interest rates we will declare for each FTD option. We cannot predict nor do we guarantee what future interest rates we will declare, but your Contract will have a minimum guaranteed interest rate that we will determine when we issue the Contract to you.

Purchasing this Contract involves certain risks.  If you surrender your Contract or make a withdrawal more than 30 days prior to the end of an FTD’s term, we will deduct a surrender charge. In addition, if, before the end of an FTD’s term, you surrender your Contract, make a withdrawal, or apply your Contract Value to an Income Option, we generally will apply a Market Value Adjustment (“MVA”) to the amount being surrendered, withdrawn, or applied to an Income Option. The MVA may be either positive or negative. Accordingly, the value of your Contract could either increase or decrease, and you could lose a substantial portion of the Premium(s) you originally invested. You should carefully consider your income needs before purchasing a Contract.

Also, when you surrender your Contract or take withdrawals from an FTD, Federal income tax is imposed on the entire gain in your Contract, not just the gain for that FTD. Withdrawals before age 59 1/2 may also incur a 10% IRS tax penalty on earnings. You should carefully discuss your personal tax situation with your qualified tax advisors before you purchase a Contract.

Additional information about these risks appears on page 12 under “The Contract” – “Charges”—“Surrender Charge,” pages 8 through 10 under “The Contract” - “Market Value Adjustment (MVA),” and on pages 15 through 18 under “Federal Income Taxes.”

We offer the Contract through TPIS, which is the principal underwriter. TPIS is not required to sell any specific number or dollar amount of Contracts. There are no arrangements to place funds in an escrow, trust, or similar account. This will be a continuous offering.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

An investment in the Contract is not a deposit or obligation of, or guaranteed by, any bank or financial institution, and is not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other government agency. It is subject to investment risk, including the possible loss of investment principal.

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This prospectus outlines the terms of the individual flexible premium modified guaranteed annuity issued by TIAA-CREF Life. It does not constitute an offering in any jurisdiction where such an offering cannot lawfully be made. No dealer, salesman, or anyone else is authorized to give any information or to make any representation about this offering other than what is contained in this prospectus. If anyone does so, you should not rely on it.

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DEFINITIONS

Throughout the prospectus, “TIAA-CREF Life,” “we,” and “our” refer to TIAA-CREF Life Insurance Company. “You” and “your” mean any Contractowner or any prospective Contractowner. The terms and phrases below are defined so you will know precisely how we are using them. To understand some definitions, you may have to refer to other terms that we have defined.

Accumulation Period.  The period of time beginning on the date your Contract is issued and ending on the earlier of the annuity starting date or the date the Contract is terminated.

Administrative Office.  The office you must contact to exercise any of your rights under the Contract. Unless otherwise specified in this prospectus, you should send your completed application and your initial Premium to: TIAA-CREF Life Insurance Company, P.O. Box 724508, Atlanta, Georgia, 31139; Telephone: 877-694-0305; you should send all subsequent Premiums and any other requests to: “Marketing Name” Annuity, P.O. Box 933898, Atlanta, GA 31193-3898.

Annuitant.  The natural person whose life is used in determining the annuity payments to be received. The Annuitant may be the Contractowner or another person.

Beneficiary.  Any person or institution named to receive benefits if you die during the Accumulation Period or if the Annuitant dies while any annuity income or death benefit payments remain due. You do not have to name the same Beneficiary for both of these two situations.

Business Day.  Any day that the New York Stock Exchange is open for trading. A Business Day ends at 4:00 pm Eastern time, or an earlier time if we so notify you, or when trading closes on the New York Stock Exchange, if earlier.

Calendar Day.  Any day of the year. Calendar Days end at the same time as Business Days.

Contract.  The individual flexible premium modified guaranteed annuity contract described in this prospectus.

Contract Value.  The sum of all Premiums allocated to the FTDs, plus any amounts held in the Short Term Holding Account, plus all interest earned, minus any withdrawals, plus or minus any MVAs, and minus any surrender charges and premium taxes.

Contractowner.  The person (or persons) who controls all the rights and benefits under a Contract. If there are two owners, one must be designated as the primary Contractowner on the completed application, and the joint owner must be the spouse of the primary Contractowner.

Fixed Term Deposit (“FTD”).  The options available for allocation of your Premium(s) under the Contract. Each option varies in length (currently, from one year to ten years) and guarantees a specified rate of interest for the specified term.

FTD Value.  The portion of the Contract Value allocated to an FTD.

General Account.  All of our assets other than those allocated to any insulated TIAA-CREF Life separate account. The Short Term Holding Account is part of our General Account.

Income Option.  Any of the ways you can receive annuity income.

IRC.  The Internal Revenue Code of 1986, as amended.

IRS.  The Internal Revenue Service.

Market Value Adjustment (“MVA”).  An adjustment that either increases or decreases the amount we will pay you if, before the end of an FTD’s term, you surrender your Contract, make a withdrawal, or apply the Contract Value to an Income Option, subject to certain exceptions.

Premium.  Any amount you invest (i.e., pay) into the Contract.

Second Annuitant.  The natural person whose life is used together with the life of the Annuitant in determining the annuity payments to be received under a Survivor Income Option.

Short Term Holding Account.  An account that is part of our General Account and to which we may allocate any amounts under your Contract that have not been allocated to an available FTD.

Survivor Income Option.  An option that continues lifetime annuity payments as long as either the Annuitant or the Second Annuitant is alive.

TIAA.  Teachers Insurance and Annuity Association of America. TIAA-CREF Life is a wholly-owned subsidiary of TIAA.

SUMMARY

You should read this summary together with the detailed information you will find in the rest of the prospectus.

WHAT IS THE “MARKETING NAME” ANNUITY?

The “Marketing Name” Annuity is an individual flexible premium modified guaranteed annuity contract that allows you to accumulate funds on a tax-deferred basis for retirement or other long-term investment purposes and to receive future payment of those funds as lifetime income or through other payment options. You generally are not taxed on any earnings or appreciation on the assets in the Contract until money is taken out of the Contract.

Currently, Premiums can be allocated to any of ten FTD options which can be chosen by you. Each FTD option guarantees a specified rate of interest for the specified term.

The Contract is available to you provided that it has been approved by the insurance department of your state of residence. Approvals are pending in certain jurisdictions.

WHAT FEES AND EXPENSES MIGHT BE DEDUCTED FROM MY CONTRACT?

There are certain fees and expenses that may be deducted from your Contract.

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Premium taxes – we may deduct premium taxes from your Contract Value when it is applied to an Income Option, or when Premiums are paid. State premium taxes currently range from 1.0% to 3.5% of Premium payments and are determined by the insurance laws of your state of residence.

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Annual maintenance fee – during the Accumulation Period, we will deduct an annual maintenance fee of $25 from your Contract Value (if your Contract Value is less than $25,000) on each annual anniversary and upon surrender of your Contract.

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Surrender charge – we will assess a surrender charge on any surrender or withdrawal taken from an FTD more than 30 days before the end of its term. The surrender charge will be equal to six months of simple interest on the amount withdrawn at the FTD’s crediting rate (even if the FTD has not been in force for six months), or a lesser amount, if required by state insurance law. We will not assess a surrender charge upon cancellation of your Contract during the free look period, systematic interest withdrawals, payment of the death benefit, or if you apply your Contract Value to an Income Option.

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Market value adjustment – if, before the end of an FTD’s term, you surrender your Contract, make a withdrawal, or apply your Contract Value to an Income Option, we generally will apply an MVA to the amount being surrendered, withdrawn, or applied to an Income Option. An MVA may be positive or negative, which means an MVA may increase or decrease the amount you receive as a surrender, withdrawal, or annuity payment. Accordingly, the value of your Contract could either increase or decrease, and you could lose a substantial portion of the Premium(s) you originally invested. You should carefully consider your income needs before purchasing a Contract.

For more details, see “The Contract” - “Charges.”

WHEN DOES A MARKET VALUE ADJUSTMENT APPLY?

If, before the end of an FTD’s term, you surrender your Contract, make a withdrawal, or apply your Contract Value to an Income Option, we generally will apply an MVA to the amount being, surrendered, withdrawn or applied to an Income Option. An MVA may be positive or negative, which means an MVA may increase or decrease the amount you receive as a surrender, withdrawal, or annuity payment. Accordingly, the value of your Contract could either increase or decrease, and you could lose a substantial portion of the Premium(s) you originally invested. You should carefully consider your income needs before purchasing a Contract. There are certain circumstances where we will not apply an MVA. See “The Contract” - “Market Value Adjustment.”

HOW DO I PURCHASE A CONTRACT?

To purchase a Contract, you must complete an application and make an initial payment of at least $5,000. Additional Premiums must be at least $5,000. The minimum allocation to an FTD is $5,000. For details, see “The Contract” - “Purchasing a Contract and Remitting Premiums.”

CAN I CANCEL MY CONTRACT?

You can examine the Contract and return it to us for a full refund of all Premiums paid until the end of the “free look” period specified in your Contract (which is a minimum of 10 days, but varies by state). We will consider the Contract returned on the date it is postmarked and properly addressed with postage pre-paid or, if it is not postmarked, on the day we receive it at our Administrative Office. We will send you the refund after we get written notice of cancellation and the returned Contract. We will not deduct a surrender charge or apply an MVA if you cancel the Contract during the free look period. For details, see “The Contract” - “Purchasing a Contract and Remitting Premiums.”

CAN I MAKE CASH WITHDRAWALS FROM THE CONTRACT?

You may surrender your Contract or take cash withdrawals at any time before the annuity starting date. All cash withdrawals must be for at least $1,000 from an FTD, unless the withdrawal would reduce the FTD Value below $5,000, in which case you must withdraw the entire FTD Value. A systematic interest withdrawal program is also available at Contract application. For details, see “The Contract” - “Cash Withdrawals.” Cash withdrawals may be taxed. You may have to pay an IRS tax penalty on earnings if you take a cash withdrawal before age 59 1/2. Surrenders and withdrawals made more than 30 days before the end of an FTD’s term will be subject to a surrender charge and an MVA. See “The Contract” – “Charges” - “Surrender Charge” and “The Contract” - “Market Value Adjustment.”

WHAT ARE MY OPTIONS AT THE END OF AN FTD’S TERM?

When an FTD matures at the end of the specified term, you have several options. You may receive all or part of your ending FTD Value without a surrender charge or MVA; you may apply all or part of your ending FTD Value to one or more new FTDs that are available to you at that time; or you may do nothing and allow a new FTD to automatically begin. See “Fixed Term Deposit (FTD)” – “Maturity of a Fixed Term Deposit.”

WHAT ARE MY OPTIONS FOR RECEIVING ANNUITY PAYMENTS UNDER THE CONTRACT?

Guaranteed fixed annuity payments are available under the Contract and are payable from our General Account. The Contract offers a variety of Income Options, including: One-Life Annuities, which pay income as long as the Annuitant lives or until the end of a specified guaranteed period, whichever is longer; Fixed-Period Annuities, which pay income for a period of between two and 30 years; and Two-Life Annuities, which pay income as long as the Annuitant lives, then continues at either the same or a reduced level for the life of the Second Annuitant or until the end of a specified guaranteed period, whichever is greater. For details, see “The Contract”—“The Annuity Period.”

WHAT DEATH BENEFITS ARE AVAILABLE UNDER THE CONTRACT?

If any Contractowner or Annuitant dies during the Accumulation Period, the death benefit will become available to the death benefit payees. The amount of the death benefit is the Contract Value on the first death benefit payable date. For details, see “Death Benefits.”

TIAA-CREF LIFE INSURANCE COMPANY AND TIAA

The Contracts are issued by TIAA-CREF Life Insurance Company, a stock life insurance company organized under the laws of the State of New York on November 20, 1996. TIAA-CREF Life Insurance Company commenced operations under its former name, TIAA Life Insurance Company, and changed its name on May 1, 1998. As of December 31, 2007, TIAA-CREF Life’s assets totaled approximately $3.1 billion. Our headquarters are located at 730 Third Avenue, New York, New York 10017-3206. TIAA-CREF Life is a wholly-owned subsidiary of Teachers Insurance and Annuity Association of America (“TIAA”).

TIAA is a stock life insurance company organized under the laws of the State of New York. It was founded on March 4, 1918, by the Carnegie Foundation for the Advancement of Teaching. TIAA is the companion organization of the College Retirement Equities Fund (“CREF”), the first company in the United States to issue a variable annuity. CREF is a nonprofit membership corporation established in the State of New York in 1952. Together, TIAA and CREF, serving approximately 3.3 million people and 15,000 institutions, form the principal retirement system for the nation’s education and research communities and one of the largest retirement systems in the world, based on assets under management. As of December 31, 2007, TIAA’s assets were approximately $196.4 billion; the combined assets for TIAA and CREF totaled approximately $417.8 billion (although neither TIAA nor CREF stands behind TIAA-CREF Life’s guarantees).

THE CONTRACT

The Contract is an individual flexible premium (you can contribute varying amounts of at least $5,000) modified guaranteed annuity. The rights and benefits of the Contract are summarized below; however, the descriptions you read here are qualified entirely by the Contract itself. We plan on offering the Contract in all 50 states and the District of Columbia, although, currently, the Contract will not be available to residents in those jurisdictions where we have not yet received regulatory approval.

Qualified Contracts.  We are currently not offering contracts issued in connection with retirement plans that are intended to qualify for special Federal income tax treatment under Sections 408 or 408A of the IRC.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions, including us, to obtain, verify, and record information that identifies each person who opens an account.

What this means for you:  When you open an account, we will ask for your name, residential address, date of birth, social security number, and other information that will allow us to identify you, such as your home telephone number. Until you provide us with the information that we need, we may not be able to issue a Contract to you or effect any transactions for you.

If we are unable to verify your identity, or that of another person authorized to act on your behalf, or if we believe that we have identified potentially criminal activity, we reserve the right to take such action as we deem appropriate, which may include canceling your Contract.

PURCHASING A CONTRACT AND REMITTING PREMIUMS

Minimum Initial Premiums.  We will issue you a Contract as soon as we receive your completed application and your initial Premium at our Administrative Office in good order. (See “The Contract” – “Purchasing a Contract and Remitting Premiums” - “Good Order.”) Initial Premiums must be for at least $5,000 per FTD.

For your initial Premium, please send your check, payable to TIAA-CREF Life Insurance Company, along with your completed application to:

TIAA-CREF Life Insurance Company

P.O. Box 724508

Atlanta, GA 31139

Note that we cannot accept money orders, travelers checks, or cash. In addition, we will not accept a third-party check where the relationship of the payor to the Contractowner cannot be identified from the face of the check.

Right to Cancel.  You can examine the Contract and return it to us for a full refund of all Premiums paid until the end of the “free look” period specified in your Contract (which is a minimum of 10 days, but varies by state). We will consider the Contract returned on the date it is postmarked and properly addressed with postage pre-paid or, if it is not postmarked, on the day we receive it at our Administrative Office. We will send you the refund after we get written notice of cancellation and the returned Contract. We will not deduct a surrender charge or apply an MVA if you cancel the Contract during the free look period. During the free look period, you may not make a withdrawal under your Contract.

Good Order.  We cannot process your requests for transactions relating to the Contract until we have received them in good order at our Administrative Office. “Good order” means the actual receipt of the requested transaction in writing, along with all information and supporting legal documentation necessary to effect the transaction. This information and documentation generally includes your completed application, the Contract number, the transaction amount (in dollars), the FTD selected, the signatures of all Contractowners, exactly as registered on the Contract, if necessary, and any other information or supporting documentation that we may require. With respect to purchase requests, “good order” also generally includes receipt of sufficient funds by us to effect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in good order, and we reserve the right to change or waive any good order requirements at any time.

Additional Premiums.  Subsequent Premiums must be for at least $5,000 per FTD. We reserve the right to limit Premiums to no more than $500,000 a year. For additional Premiums, please send your check, payable to TIAA-CREF Life Insurance Company, including your Contract number and FTD allocation choice, to:

“Marketing Name” Annuity

P.O. Box 933898

Atlanta, GA 31193-3898

We will allocate each subsequent Premium to a new FTD, based on your instructions, as of the Business Day we receive it in good order. Currently, we will accept Premiums at any time both the Contractowner and the Annuitant are living and your Contract is in the Accumulation Period. However, we reserve the right to not accept additional Premiums under this Contract after you have been given three months’ notice.

Electronic Payment.  You may make initial or additional Premium payments by electronic payment. A Federal wire transfer is usually received on a “same” day basis and an Automated Clearing House (“ACH”) transfer is usually received by the second day after transmission. Be aware that your bank may charge you a fee to wire funds, although ACH transfers are usually less expensive than a Federal wire. This is what you need to do:

(1)	If you are sending in an initial Premium, send your completed application to us at our Administrative Office;

(2)	Instruct your bank to wire or transfer money to:

Wachovia Bank, N.A.

ABA Number 031201467

Avondale, PA

Account of: TIAA-CREF Life Insurance Company

Account Number: 2000035305820

(3)	Specify on the wire or transfer:

•	Your name, address and Social Security Number(s) or Taxpayer Identification Number(s)
•	Indicate if the Premium is for a new application or for an existing Contract (provide Contract number and FTD allocation choice, if existing)

Certain Restrictions.  You may only open one Contract in any calendar year. Also, your Contract may not contain more that 120 FTDs at any one time. Except as otherwise described in this prospectus, the Contract does not restrict how large your Premiums may be or how often you may send them, although we reserve the right to impose restrictions in the future.

We reserve the right to reject any Premium payment or to place dollar limitations on the amount of a Premium. If mandated under applicable law, including Federal laws designed to counter terrorism and prevent money laundering, we may be required to reject a Premium payment. We may also be required to block a Contractowner’s account and refuse to pay any request for surrenders, withdrawals, or death benefits, until instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your Contract to government regulators.

We may deduct any charges for premium taxes from your initial or subsequent Premium before we allocate it under the Contract. (See “The Contract” – “Charges” - “Premium Taxes.”)

More About Remitting Premiums.  We will not be deemed to have received any Premiums sent to the addresses designated in this prospectus for remitting Premiums until the third party service that administers the receipt of mail through those addresses has processed the payment on our behalf.

FIXED TERM DEPOSIT (“FTD”)

Fixed Terms.  An FTD is the period of years during which we will credit a specified interest rate. Currently, you can choose from FTDs of one year to ten years (whole years only). If the crediting rate for an FTD is lower than your Contract’s minimum guaranteed interest rate, that FTD will be temporarily unavailable. Only FTDs ending before the annuity starting date or the calendar month in which the Annuitant turns age 90 will be available to you. We reserve the right to stop offering any FTD at any time.

If you allocate a Premium to an unavailable FTD, we will allocate that Premium to the Short Term Holding Account. We will mail you a notice of the FTDs that are available to you, after which you will have at least 15 days, but not more than 45 days, to allocate the amount in the Short Term Holding Account among one or more of those available FTDs. If we do not receive valid instructions from you, we will apply the amount in the Short Term Holding Account to the FTD with the shortest term then available to you under your Contract.

Crediting Interest.  Each FTD to which you allocate any portion of a Premium or your Contract Value earns interest at the specified interest rate in effect for that FTD from the date the Premium or Contract Value is credited to the FTD through the end of the term of the FTD, or until the FTD Value is surrendered, if earlier. We will credit interest to each FTD on a daily basis. We will also credit interest on a daily basis on any amounts held in the Short Term Holding Account at an interest rate determined by us, but not less than your Contract’s minimum guaranteed interest rate.

Maturity of a Fixed Term Deposit.  An FTD matures at the end of the specified term, and the proceeds then become available to the Contractowner(s). At the end of an FTD’s term, you may select from the following options:

(1)	Receive all or part of your ending FTD Value without a surrender charge or MVA;
(2)	Instruct us to apply all or part of your ending FTD Value to one or more new FTDs that you select from the FTDs that we are then offering and are available to you; or
(3)	Do nothing and allow a new FTD to automatically begin.

If any FTD matures after a notice of death is received but before the death benefit is paid, the Contract Value in that FTD will be transferred to the Short Term Holding Account.

We will mail you a notice at least 45 days, but not more than 75 days, prior to maturity of each FTD.

Surrenders at the end of an FTD

To surrender your ending Contract Value in an FTD, you must request the surrender in writing prior to the end of the expiring FTD. Surrenders and withdrawals made more than 30 days before the end of an FTD’s term will generally be subject to a surrender charge and an MVA. (See “The Contract” – “Charges” - “Surrender Charge” and “The Contract” - “Market Value Adjustment.”) Any surrendered or withdrawn amount may be subject to income taxes, and a 10% IRS tax penalty on earnings may apply if you are not yet 59 1/2 years old. (See “Federal Income Taxes.”)

Selecting a subsequent FTD

To apply the ending Contract Value in an FTD to one or more new FTDs, you must give us written instructions as to the FTDs that you select prior to the end of the expiring FTD. You may select a subsequent FTD only from the FTDs that we are offering at the time you make your selection and that are available to you. Only FTDs ending before the annuity starting date or the calendar month in which the Annuitant turns age 90 will be available. At least $5,000 must be allocated to any subsequent FTD.

If you request that we allocate the ending Contract Value to an FTD that is not available to you, we will allocate the ending Contract Value to the Short Term Holding Account. We will mail you a notice of the FTDs that are available to you, after which you will have at least 15 days, but not more than 45 days, to allocate the amount in the Short Term Holding Account among one or more of those available FTDs. If we do not receive valid instructions from you, we will apply the amount in the Short Term Holding Account to the FTD with the shortest term then available to you under your Contract.

Automatic subsequent FTDs

Unless you instruct otherwise, the Contract Value at the end of an expiring FTD will be allocated to a subsequent FTD. The subsequent FTD will be the shortest duration FTD that we currently offer. The new FTD will earn interest at the interest rate in effect for that subsequent FTD when your Contract Value is allocated to it. If the shortest duration FTD extends beyond the annuity starting date or the calendar month in which the Annuitant turns age 90, then we will allocate the Contract Value to the Short Term Holding Account.

CREDITING RATES

Each FTD receives a credited interest rate guaranteed for the entire term. Credited interest rates for each FTD will vary by term, purchase date, and purchase amount. These rates will be rounded to the nearest 0.05%.

We have no specific formula for setting the interest rates for the FTDs. Rates will be influenced by, but not necessarily coincide with, interest rates available on fixed income investments that we may acquire with the amounts we receive as Premiums. You have no direct or indirect interest in the investments we make with the Premiums. We will invest these amounts primarily in investment-grade fixed income securities. We will also consider other factors in determining the interest rates for the FTDs, including regulatory and tax requirements, administrative and sales expenses incurred by us, general economic trends, and competitive factors. We will make the determination as to the interest rate we will declare for each FTD. We cannot predict nor do we guarantee what future interest rates we will declare, but your Contract will have a minimum guaranteed interest rate that we will determine when we issue the Contract to you. You will also be credited with interest on any amounts held in the Short Term Holding Account at an interest rate determined by us, but not less than your Contract’s minimum guaranteed interest rate.

MARKET VALUE ADJUSTMENT (“MVA”)

If, before the end of an FTD’s term, you surrender your Contract, make a withdrawal or apply your Contract Value to an Income Option, we generally will apply an MVA to the amount being surrendered, withdrawn or applied to an Income Option. An MVA may be positive or negative, which means an MVA may increase or decrease the amount you receive as a surrender, withdrawal, or annuity payment.

Note:	An MVA will either increase or decrease your Contract Value, and you could lose a substantial portion of the Premium(s) you originally invested. You should carefully consider your income needs before purchasing a Contract. You directly bear any investment risk associated with an MVA.

Purpose of an MVA.  An MVA generally reflects the relationship on any given day between the interest rate you would earn if your Contract Value remained in the existing FTD until its maturity, and the interest rate you would earn if your Contract Value were transferred to a new FTD with a comparable remaining term on that day. The greater the difference in interest rates, the greater the effect that an MVA will have on your Contract Value. The amount of time remaining until maturity for a particular FTD also will affect the determination of an MVA; the greater the length of time remaining until maturity, the greater the effect an MVA will have on your Contract Value.

As a general rule, if interest rates have increased since your FTD was issued, the MVA will be negative and will decrease your Contract Value; if interest rates have decreased during that period, the MVA will be positive and will increase your Contract Value.

The possibility of you experiencing a substantial, positive MVA (and, therefore, significant financial gain) due to an early redemption is unlikely.

The MVA formula (as set forth below) also contains a 0.25% factor that is designed to compensate us for certain expenses and losses that we may incur, either directly or indirectly, as a result of a premature surrender, withdrawal, or selection of an Income Option.

Exceptions.  Any surrender, withdrawal, or selection of an Income Option from an FTD before the end of its term is considered premature and is subject to an MVA except for:

1)	a surrender to cancel the Contract during the “free look” period;

2)	systematic interest withdrawals;

3)	a surrender or withdrawal made by you within the last 30 days of an FTD’s term;

4)	annuity payments beginning on an annuity starting date that occurs during the last year of an FTD’s term; and

5)	amounts withdrawn to pay the death benefit.

Application of a Market Value Adjustment.  We calculate a separate MVA for each FTD that you surrender, withdraw, or from which you apply your Contract Value to an Income Option prematurely. If multiple FTDs are affected by your premature surrender, withdrawal, or selection of an Income Option, we will apply multiple MVAs, some of which may be positive and some of which may be negative.

We will apply an MVA to each amount prematurely surrendered, withdrawn, or applied to an Income Option from an FTD. We will calculate the MVA as of the date we receive your written request for surrender or withdrawal or on the annuity starting date before we calculate any annuity payments. If an MVA is positive, we will credit the additional amount to your Contract Value before paying any surrender, withdrawal, or annuity payment; if an MVA is negative, we will deduct the amount from your Contract Value before paying any surrender, withdrawal, or annuity payment. We will also deduct any applicable surrender charges and premium taxes after we have applied the MVA.

Market Value Adjustment Formula.  The MVA formula applicable to an FTD equals N multiplied by R, where N and R are calculated as follows:

N =	the number of years remaining until maturity of the FTD. This number is calculated by multiplying the number of days remaining until maturity by 12 and dividing by 365, rounding the result up to the next whole number, and then dividing this result by 12

R =	I reduced by J and further reduced by 0.25%, where I and J are calculated as follows:

M = N rounded to the next whole number

The transaction date equals the applicable annuity starting date or the effective date of the withdrawal or surrender.

If a new FTD with a term of M years is available to you on the transaction date then,

I = The interest rate applicable to the original FTD

J = The interest rate applicable to a new FTD with a term of M years being offered on the transaction date

If a new FTD with a term of M years is not available to you on the transaction date, then

I = the yield, as of the effective date of the FTD, of the STRIPS for which the time then remaining until maturity is closest, within six months, to the term of the FTD. If no STRIPS within six months is available, then I equals the interpolation of the yields, as of the effective date of the FTD, of the closest STRIPS maturity prior to, and the closest STRIPS maturity following, the term of the FTD; and

J = the yield, as of the transaction date, of the STRIPS for which the time then remaining until maturity is closest, within six months to M years. If no STRIPS within six months is available, then J equals the interpolation of the yields, as of the transaction date, of the closest STRIPS maturity prior to, and the closest STRIPS maturity following, M years.

STRIPS refers to U.S. Treasury STRIPS. The STRIPS yield is the U.S. Treasury STRIPS asked yield reported by the Wall Street Journal, or any successor thereto. If the U.S. Treasury STRIPS asked yield is no longer reported by the Wall Street Journal or its successor, we will choose a substantially similar yield, subject to any requisite approval of the insurance supervisory official of the jurisdiction in which the Contract is issued.

Demonstration of an MVA

Example 1:

If a Contractowner invested $10,000 in a 10 year FTD and then made a full withdrawal from the FTD three years after purchase, the following MVA would be calculated if the interest rate on a new FTD with a seven-year term was 1% less than the interest rate on the original FTD.

	At Purchase	At Withdrawal
Premium	$10,000
Contract Value		$10,927
Original/Remaining Time (years)	10	7
Original FTD Rate	3.00%
New FTD Rate (offered on 7 year FTD at the time of the withdrawal)		2.00%
MVA		$574

MVA = $10,927 x (7 x (3.00%-2.00%-0.25%)) = $574

Example 2:

If a Contractowner invested $10,000 in a 10 year FTD and then made a full withdrawal from the FTD three years after purchase, the following MVA would be calculated if the interest rate on a new FTD with a seven-year term was 1% greater than the interest rate on the original FTD.

	At Purchase	At Withdrawal
Premium	$10,000
Contract Value		$10,927
Original/Remaining Time (years)	10	7
Original FTD Rate	3.00%
New FTD Rate (offered on 7 year FTD at the time of the withdrawal)		4.00%
MVA		($956)

MVA = $10,927 x (7 x (3.00%-4.00%-0.25%)) = -$956

For additional examples of MVA calculations, including the calculation of the applicable surrender charges, see the table at the end of “Charges.”

CASH WITHDRAWALS

At any time before the annuity starting date, you can withdraw some or all of your Contract Value from the FTD(s) and/or from any amounts you have in the Short Term Holding Account. A full withdrawal of your Contract Value is called a surrender. Cash withdrawals must be for at least $1,000, unless the withdrawal would reduce the FTD Value below $5,000, in which case you must withdraw the entire FTD Value. We may also impose the following restrictions:

•	Withdrawals from your Contract can be limited to no more than one per calendar quarter.
•	We may change the cut-off time establishing when a transaction request must be received in order to be effective at the end of that Business Day.

All withdrawal requests must be in accordance with procedures established by us. A withdrawal will be effective, and all values determined, as of the end of the Business Day in which we receive your written request in good order, unless you choose to defer the withdrawal’s effective date to a future date acceptable to us. You may not revoke a request for a withdrawal after its effective date.

If you withdraw your entire Contract Value, we will cancel your Contract and all of our obligations to you under the Contract will end. We will deduct the annual maintenance fee from any surrender proceeds, if your Contract Value is less than $25,000 at the time of surrender.

Surrenders and withdrawals made more than 30 days before the maturity of an FTD’s term may be subject to a surrender charge and an MVA. (See “The Contract” – “Charges” - “Surrender Charge” and “The Contract” - “Market Value Adjustment.”) Withdrawals and surrenders are subject to Federal income tax, and a 10% IRS tax penalty on earnings may apply if you are under age 59 1/2. (See “Federal Income Taxes.”)

SYSTEMATIC INTEREST WITHDRAWALS

If your initial Premium is at least $25,000, you may request systematic withdrawals of the interest that we have credited to your FTD Values. Systematic interest withdrawals must be made from all FTDs in which you are invested. Systematic interest withdrawals can be established for monthly, quarterly, semi-annual or annual withdrawals from the first to the twenty-eighth day of the month. If the scheduled date of a systematic interest withdrawal is not a Business Day, the withdrawal will be paid on the next Business Day.

We do not assess a surrender charge or apply an MVA on systematic interest withdrawals; however, systematic interest withdrawals are subject to Federal income tax, and a 10% IRS tax penalty on earnings may apply if you are under age 59 1/2. (See “Federal Income Taxes.”)

Systematic interest withdrawals can only be initiated when the Contract is issued and cannot be cancelled. Systematic interest withdrawals will continue until the earliest of the following:

•	the annuity starting date,
•	the date we are notified of your death, or
•	the first death benefit payable date.

We may impose a fee of up to $5 per payment for systematic interest withdrawals paid by check.

CHARGES

No Deductions from Premiums.  The Contract does not provide for any front-end charges (except for premium taxes as may be required in certain jurisdictions – and as described below).

Premium Taxes.  Currently, residents of several states may be subject to premium taxes on their Contracts. We normally will deduct any charges for premium taxes from your Contract Value when it is applied to an Income Option. However, if a jurisdiction requires that premium taxes be paid at other times, such as when Premiums are paid, we will deduct premium taxes from your Contract Value at those times. State premium taxes currently range from 1.0% to 3.5% of Premium payments and are determined by the insurance laws of your state of residence.

Annual Maintenance Fee.  Your Contract will be subject to an annual maintenance fee of $25 during the Accumulation Period to compensate us for the expenses associated with administering your Contract. We will assess this fee annually, on every anniversary of the date of issue of your Contract, and if you surrender your Contract. We will waive the maintenance fee if your Contract Value equals or exceeds $25,000 on an anniversary of your Contract or the day you surrender your Contract. We do not deduct this charge during the annuity period. We will deduct this charge first from any amounts you have in the Short Term Holding

Account and then from the FTD with the most recent effective date. If more than one FTD became effective on the same most recent date, we will deduct the charge from the FTD with the shortest term on the date when we deduct the charge.

Surrender Charge.  We will assess a surrender charge on any surrender or withdrawal taken from an FTD more than 30 days before the end of its term. The surrender charge will be equal to six months of simple interest on the amount withdrawn at the FTD’s crediting rate (even if the FTD has not been in force for six months), or a lesser amount, if required by state insurance law. We will not assess a surrender charge upon cancellation of your Contract during the free look period, systematic interest withdrawals, payment of the death benefit, or if you apply your Contract Value to an Income Option.

Market Value Adjustment.  If, before the end of an FTD’s term, you surrender your Contract, make a withdrawal or apply your Contract Value to an Income Option, we generally will apply an MVA to the amount being surrendered, withdrawn, or applied to an Income Option. An MVA may be positive or negative, which means an MVA may increase or decrease the amount you receive as a surrender, withdrawal, or annuity payment. Accordingly, the value of your Contract could either increase or decrease and you could lose a substantial portion of the Premium(s) you originally invested. You should carefully consider your income needs before purchasing a Contract. We will not apply an MVA upon cancellation of the Contract during the “free look” period, on systematic interest withdrawals, upon surrender or withdrawal from an FTD within the last 30 days of an FTD’s term, upon application of the Contract Value to an Income Option during the last year of an FTD’s term, or upon payment of the death benefit.

The following table demonstrates the MVAs and surrender charges that would be applicable if you chose to make a full withdrawal of your FTD Value on each anniversary date. The example is based on hypothetical FTD Values for a 10 year FTD with a 3.0% guaranteed interest rate. The example assumes three potential interest rates for a remaining term FTD, as required by the MVA formula, and is for illustrative purposes only.

		Assumed FTD Guaranteed Interest Rate = 3.00%
		Market Value Adjustments, Surrender Charges and FTD Values
		2% on Remaining Term FTD			3% on Remaining Term FTD			4% on Remaining Term FTD
End of Anniversary Year	FTD Value	Market Value Adjustment	Surrender Charge	Net FTD Value	Market Value Adjustment	Surrender Charge	Net FTD Value	Market Value Adjustment	Surrender Charge	Net FTD Value
1	$10,300	$695	$(155)	$10,841	$(232)	$(155)	$9,914	$(1,159)	$(155)	$8,987
2	10,609	637	(159)	11,086	(212)	(159)	10,238	(1,061)	(159)	9,389
3	10,927	574	(164)	11,337	(191)	(164)	10,572	(956)	(164)	9,807
4	11,255	506	(169)	11,593	(169)	(169)	10,917	(844)	(169)	10,242
5	11,593	435	(174)	11,854	(145)	(174)	11,274	(725)	(174)	10,694
6	11,941	358	(179)	12,120	(119)	(179)	11,642	(597)	(179)	11,164
7	12,299	277	(184)	12,391	(92)	(184)	12,022	(461)	(184)	11,653
8	12,668	190	(190)	12,668	(63)	(190)	12,414	(317)	(190)	12,161
9	13,048	98	(196)	12,950	(33)	(196)	12,819	(163)	(196)	12,689
10	13,439	-	-	13,439	-	-	13,439	-	-	13,439

THE ANNUITY PERIOD

You can apply your Contract Value to provide you with guaranteed annuity payments. The determination of your annuity payment amounts will be based, among other things, on the amount of your Contract Value and your choice of an Income Option. You may choose to receive monthly, quarterly, semi-annual or annual payments. If your annuity payments would be less than $100 a month, we may decide to change to less frequent payments, and, if we do, we will inform you of that decision. The total value of annuity payments that are eventually made to you may be more or less than the total Premium(s) you paid under the Contract.

If you choose to receive annuity payments that begin more than one year before the end of an FTD’s term, we will apply an MVA to the Contract Value withdrawn from that FTD before we calculate your annuity payments. (See “The Contract” - “Market Value Adjustment.”) We also may deduct any charges for premium taxes from your Contract Value before we apply it to an Income Option. (See “The Contract” – “Charges” - “Premium Taxes.”)

WHEN ANNUITY PAYMENTS BEGIN

Generally, you pick the date when you want annuity payments to begin when you complete your application for a Contract. The date you choose cannot be later than the Annuitant’s or the primary Contractowner’s 90th birthday. You can choose or change the annuity starting date at any time before annuity payments actually begin. In any case, the annuity starting date will be the first day of a month and cannot be earlier than fourteen months after the day your Contract is issued (twelve months for Contracts issued in Florida). Your first annuity check may be delayed while we process your choice of Income Option and calculate the amount of your initial payment.

For payments to begin on the annuity starting date that you chose, we must receive all information and documentation necessary for the Income Option you have picked at our Administrative Office in good order. If we have not received all the necessary information in good order, we will defer the annuity starting date until the first day of the month after the information has reached us in good order, but not beyond the Annuitant’s or the primary Contractowner’s 90th birthday. If you have not picked an Income Option, or if we have not otherwise received all the necessary information by the annuity starting date, we will begin payments under a One-Life Annuity with a 10 year guaranteed period, or a shorter guaranteed period, if required under Federal tax law.

We will send your annuity payments by mail to your home address or (if you request) by mail or electronic fund transfer to your bank. If you want to change the address or bank where you want your annuity payments sent, it is your responsibility to notify us. We can send payments to your residence or most banks abroad.

ANNUITY PAYMENTS

Your annuity payments are based on your Contract Value on the annuity starting date. At the annuity starting date, the dollar amount of each annuity payment resulting from your Contract Value will become fixed, based upon:

•	the Income Option you choose,
•	the length of the guaranteed period you choose, if applicable,
•	the frequency of payment you choose,
•	the ages of the Annuitant and any Second Annuitant and
•	our then-current annuity rates, which will not be less than those specified in your Contract’s rate schedule.

INCOME OPTIONS

You have a number of different Income Options.

•

One-Life Annuity with or without a Guaranteed Period.  This Income Option provides for annuity payments as long as the Annuitant lives. If you choose a guaranteed period (i.e., 10, 15 or 20 years) and your Annuitant dies before the guaranteed period is over, annuity payments will continue to you or your Beneficiary until the end of the guaranteed period you selected. If you do not choose a guaranteed period, all annuity payments end at the Annuitant’s death—so it is possible for the Annuitant to receive only one payment if the Annuitant dies less than a month after annuity payments start.

•

Fixed-Period Annuities.  This Income Option provides for annuity payments for a stipulated period of not less than two years or more than 30 years. At the end of the period you’ve chosen, annuity payments will stop. If you and your joint owner, if any, die before the period is up, your Beneficiary becomes the Contractowner.

•

Two-Life Annuities with or without a Guaranteed Period.  This Income Option provides for annuity payments as long as the Annuitant or Second Annuitant lives, then continues at either the same or a reduced level for the life of the survivor, or until the end of the specified guaranteed period, if you choose one, whichever period is longer. There are three types of Two-Life Income Options, all available with or without a guaranteed period—Full Benefit While Either the Annuitant or the Second Annuitant is Alive, Two-Thirds Benefit After the Death of Either the Annuitant or the Second Annuitant, and a Half-Benefit After the Death of the Annuitant.

We may offer different Income Options in the future.

The commuted value of any annuity payments remaining to be paid after the death of the Annuitant(s) and during a guaranteed period may be paid in a lump sum, unless the Contractowner(s) direct(s) us otherwise. The commuted value is the present value of the remaining annuity payments that will be paid in a lump sum, and such present value is equal to the sum of the scheduled annuity payments less the interest that would have been earned on those payments, from the effective date of the commuted value calculation to the dates when each of the scheduled annuity payments would have been made.

DEATH BENEFITS

AVAILABILITY AND CHOOSING BENEFICIARIES

Unless the “Special Option For Spouses” (which is described immediately below) applies, the death benefit will be paid to the death benefits payee(s) if any Contractowner or Annuitant dies during the Accumulation Period. When you complete your application for a Contract, you will name one or more Beneficiaries to receive the death benefit if any Contractowner or Annuitant dies. You can change your Beneficiaries at any time during the Accumulation Period. For more information on designating Beneficiaries, you should contact us, and you may also want to consult your qualified legal advisor.

SPECIAL OPTION FOR SPOUSES

If the surviving spouse is the sole Beneficiary when the Contractowner dies, the surviving spouse can either choose to become the Contractowner and continue the Contract, or receive the death benefit. If the surviving spouse does not make a choice within 60 days after we receive proof of the Contractowner’s death, the spouse will automatically become the Contractowner, and no death benefit will be paid to the surviving spouse. The surviving spouse will also become the Annuitant if the deceased owner was the Annuitant.

AMOUNT OF DEATH BENEFIT

The amount of the death benefit is your Contract Value as of the first death benefit payable date. Each payee’s death benefit payable date is the date when we have received proof of the Contractowner’s or Annuitant’s death and all information that we require for payment of the payee’s portion of the death benefit has been received by us at our Administrative Office in good order. We will not deduct a surrender charge or apply an MVA to the death benefit payment.

On the first death benefit payable date, all FTDs will be terminated, and all FTD Values will be applied to the Short Term Holding Account.

METHODS OF PAYMENT OF DEATH BENEFITS

We will pay each death benefit payee’s portion of the death benefit in one payment. Death benefit payments must be made within five years of your death. Upon payment of the death benefit, the Contract will terminate.

In all events, the death benefit and the termination provisions of the Contract will be administered in accordance with the requirements of Sections 72(s) or 401(a)(9) of the IRC, as applicable to your Contract.

FEDERAL INCOME TAXES

The following discussion is based on our understanding of current Federal income tax law, which is subject to change. For complete information on your personal tax situation, you should check with a qualified tax advisor.

TAXATION OF ANNUITIES

The following discussion assumes the Contracts qualify as “annuity contracts” for Federal income tax purposes:

In General.  IRC Section 72 governs annuity taxation generally. We believe that an owner who is a natural person usually will not be taxed on increases in the value of a Contract until there is a distribution (i.e., the Contractowner withdraws all or part of the Contract Value or takes annuity payments.) Assigning, pledging, or agreeing to assign or pledge any part of the Contract Value usually will also be considered a distribution.

Withdrawals of accumulated investment earnings will be taxable as ordinary income. The IRC generally requires withdrawals under your Contract to be first allocated to investment earnings.

The owner of a Contract who is not a natural person (such as a trust) generally must treat any increases in the value of the Contract during the taxable year as income. There are some exceptions to this rule, and a prospective Contractowner who is not a natural person should discuss these potential exceptions with a qualified tax advisor.

The following discussion applies generally to Contracts owned by a natural person:

Withdrawals.  If you make a withdrawal from your Contract, the IRC generally treats the withdrawal as first coming from earnings and then from your Premium(s). Such withdrawn earnings are includable in your income in the calendar year when the withdrawal occurs. The Contract Value immediately before a withdrawal occurs may have to be increased by any positive MVA. There is no definitive guidance on the proper tax treatment of MVAs, and you may want to consult a qualified tax advisor if you receive an MVA as part of a withdrawal.

Required Distributions.  In order for your Contract to be treated as an annuity contract for Federal income tax purposes, Section 72(s) of the IRC requires that it contain certain provisions specifying how your interest in the Contract will be distributed in the event of the death of the Contractowner. Specifically, Section 72(s) requires that (a) if any Contractowner dies on or after the annuity starting date, but prior to the time the entire interest in the Contract has been distributed, the entire interest in the Contract will be distributed at least as rapidly as under the method of distribution being used as of the date of such Contractowner’s death; and (b) if any Contractowner dies prior to the annuity starting date, the entire interest in the Contract will be distributed within five years after the date of such Contractowner’s death. However, if the designated Beneficiary is the surviving spouse of the deceased Contractowner, the Contract may be continued with the surviving spouse as the new Contractowner. (See “Death Benefits” – “Special Option for Spouses”).

The Contract contains provisions that are intended to comply with these IRC requirements, although no regulations interpreting these requirements have yet been issued. We intend to review the applicable provisions in the Contract and modify them, if necessary, to assure that they comply with the IRC requirements when such requirements are clarified by the IRS, by regulation, or otherwise.

The IRC also provides that any amount you receive from your Contract that is included in income may be subject to an IRS tax penalty. The amount of the IRS tax penalty is equal to 10% of the amount that is includable in income. Some withdrawals will be exempt from the tax penalty. They include any amounts:

(1)	paid on or after you reach age 59 1/2;

(2)	paid after you die;

(3)	paid if the you become totally disabled (as that term is defined in the IRC);

(4)	paid in a series of substantially equal payments made annually (or more frequently) for life or a period not exceeding life expectancy;

(5)	paid under an immediate annuity (as that term is defined in the IRC); or

(6)	that come from purchase payments made prior to August 14, 1982.

With respect to (4) above, if the series of substantially equal periodic payments is modified (unless the modification is made under permitted exceptions) before the later of your attaining age 59 1/2 or 5 years from the date of the first periodic payment, then the tax for the year of the modification is increased by an amount equal to the tax that would have been imposed (the 10% tax penalty) but for the exception, plus interest for the tax years in which the exception was used.

Partial 1035 Exchanges.  Section 1035 of the IRC provides that a non-qualified annuity contract may be exchanged in a tax-free transaction for another annuity contract. The IRS has also ruled that a partial exchange of an annuity contract, whereby a portion of an annuity contract is directly transferred into another annuity contract, would also qualify as a non-taxable exchange. However, the IRS has expressed concern that partial exchanges could be used to avoid tax that would otherwise be imposed on withdrawals from an annuity contract. The IRS has indicated that, pending issuance of final regulations, it will consider all the facts and circumstances to determine whether a partial exchange and a subsequent withdrawal from either of the annuity contracts within 24 months of the date of the partial exchange should result in the contracts being treated as a single contract for purposes of determining the tax treatment of the withdrawal. An annuity contract owner may avoid this result by demonstrating that a life event, such as disability, divorce or unemployment, occurred between the partial exchange and the withdrawal and that the withdrawal was not contemplated at the time of the partial exchange. Contractowners should consult their own qualified tax advisors prior to entering into a partial exchange.

TRANSFERS, ASSIGNMENTS OR EXCHANGES OF A CONTRACT

Transferring Contract ownership, pledging the Contract as security for a loan, designating an Annuitant, payee or other Beneficiary who is not also the Contractowner, designating an annuity starting date, or exchanging a Contract can have other tax consequences that we do not discuss here. If you are thinking about any of those transactions, contact a qualified tax advisor.

ANNUITY PAYMENTS

Although the tax consequences may vary depending on the annuity payment option you select, in general, only a portion of the annuity payments you receive will be includable in your gross income. In general, the excludable portion of each annuity payment you receive will be determined as follows: by dividing your “investment in the contract” on the annuity commencement date by the total expected value of the annuity payments for the term of the payments. This is the percentage of each annuity payment that is excludable from your gross income.

The remainder of each annuity payment you receive is includable in your gross income. Once your “investment in the contract” has been fully recovered through the receipt of excludable portions of annuity payments, the full amount of any additional annuity payments will be includable in your gross income and will be taxed as ordinary income.

If, after the annuity commencement date, annuity payments stop because an Annuitant died, the excess (if any) of your “investment in the contract” as of the annuity commencement date over the aggregate amount of annuity payments received that was excluded from gross income may possibly be allowable as a deduction in your tax return.

WITHHOLDING

Annuity distributions are usually subject to withholding for the recipient’s Federal income tax liability at rates that vary according to the type of distribution and the recipient’s tax status. However, recipients can usually choose not to have tax withheld from distributions.

MULTIPLE CONTRACTS

In determining gross income, Section 72(e) will treat as one contract all TIAA-CREF Life non-qualified and TIAA non-qualified deferred annuity contracts issued to the same contract owner during any calendar year. This treatment could affect when income is taxable and how much might be subject to the 10% IRS tax penalty on earnings (see above). You should consult a qualified tax advisor before buying more than one deferred annuity contract in any calendar year from us and/or TIAA for the purpose of gaining a tax advantage.

POSSIBLE CHARGE FOR TIAA-CREF LIFE’S TAXES

Currently, we do not charge the Contracts for any Federal, state, or local taxes on it other than premium taxes (See “The Contract” - “Charges” - “Premium Taxes”), but we reserve the right to charge the Contracts for any tax or other cost resulting from tax laws that we believe should be attributed to the Contracts.

OTHER TAX ISSUES

Federal estate taxes.  While no attempt is being made to discuss the Federal estate tax implications of the Contract, you should keep in mind that the value of a Contract owned by a decedent and payable to a Beneficiary by virtue of surviving the decedent is included in the decedent’s gross estate. Depending on the terms of the Contract, the value of the annuity included in the gross estate may be the value of the lump sum amount payable to the designated Beneficiary or the actuarial value of the payments to be received by the Beneficiary. You should consult a qualified estate planning advisor for more information.

Generation-skipping transfer tax.  Under certain circumstances, the IRC may impose a “generation skipping transfer tax” when all or part of a Contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the Contractowner. Regulations issued under the IRC may require us to deduct this tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

Annuity purchases by nonresident aliens. The discussion above provides general information regarding U.S. Federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers who are not U.S. citizens or residents will generally be subject to U.S. Federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax advisor regarding U.S., state, and foreign taxation with respect to an annuity contract purchase.

Foreign Tax Credits.  We may benefit from any foreign tax credits attributable to taxes paid by certain funds to foreign jurisdictions to the extent permitted under Federal tax law.

TAX ADVICE

What we tell you here about Federal and other taxes is not comprehensive and is for general information only. It does not cover every situation. Taxation varies depending on the circumstances, and state and local taxes may also be involved. For complete information on your personal tax situation, you should check with a qualified tax advisor.

TIAA-CREF LIFE INSURANCE COMPANY

BUSINESS

TIAA-CREF Life is a stock life insurance company that was organized under the laws of the State of New York on November 20, 1996. TIAA-CREF Life commenced operations under its former name, TIAA Life Insurance Company, and changed its name on May 1, 1998. Our headquarters are located at 730 Third Avenue, New York, New York 10017-3206. TIAA-CREF Life is a wholly-owned subsidiary of TIAA. We are subject to regulation by the State of New York Superintendent of Insurance as well as by the insurance regulatory authorities of certain other states and jurisdictions. We are licensed to issue life insurance and annuity products in all 50 states and the District of Columbia.

Our primary products are individual annuities, life insurance, and funding agreements; the individual annuities and life insurance products are marketed directly to individuals while the funding agreements are issued directly to states. Our individual products are available to the general public; however, we market primarily to the individuals who own retirement annuities or insurance policies issued by our parent, TIAA. TIAA provides retirement annuities and insurance coverage to more than 3.3 million individuals primarily at 15,000 educational, research, and cultural institutions, other nonprofit organizations, and certain governmental entities across the United States.

We operate three primary business segments: Individual Annuities, Life Insurance, and Funding Agreements. Additional information concerning our business segments may be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included herein.

Individual Annuities

The Individual Annuities business segment issues (and provides customer service for) fixed and variable after-tax annuity products. We distribute our annuity products through non-commissioned agents appointed by us. We offer both flexible premium deferred annuities and single premium immediate annuities.

Our variable annuities offer contract owners the opportunity to invest in various investment accounts, while some of the variable annuities also offer a fixed rate component issued by our General Account. Premiums on our variable annuity products can be allocated to separate accounts based on customers’ investment allocation decisions. The separate accounts are unit investment trusts, and the separate accounts’ assets are invested in the TIAA-CREF Life Funds or in other, non-proprietary funds.

At December 31, 2007, the General Account reserves associated with our outstanding individual annuities were approximately $1,168.0 million, and total separate account liabilities associated with outstanding variable annuities were approximately $676.3 million.

Going forward, we plan to actively market three individual annuity products, one of which will be the “Marketing Name” Annuity.

Life Insurance

The Life Insurance business segment distributes term life insurance, universal life insurance, and variable universal life insurance, and we sell our life insurance products through non-commissioned agents appointed by us. Those agents selling variable insurance products are also registered representatives of our affiliated broker-dealers. Our primary marketing efforts for term life insurance products involve direct mail and an Internet web site to direct potential clients to a call center staffed by licensed agents. Our universal life and variable universal life insurance products are also sold through non-commissioned agents with leads generated primarily through internal and external advisors.

The term life insurance product line includes annually renewable term and level premium term life insurance policies, both of which offer level death benefit coverage until the policies’ expiration dates. Universal life insurance policies include single life and last survivor individual non-participating flexible premium adjustable life insurance contracts. Variable universal life insurance policies include single life and last survivor individual non-participating flexible premium variable life insurance contracts. Assets associated with variable universal life insurance policies are held in a unit investment trust separate account, based on contract owners’ investment allocation decisions.

Underwriting.  We establish underwriting policies for risk selection and classification. The information that we use to perform our underwriting includes information from the insurance application, inspection reports, attending physician statements, medical examinations, blood and urine samples or other pertinent information. This information is then used to determine whether we will issue the policy as applied for or other than applied for (i.e., with modifications that are acceptable to us), or whether we will reject the insurance application. The various requirements for the information that we use in our underwriting vary by the age of the applicant and by the amount of coverage being requested. For certain risks, we may also use reinsurers to assist us in the evaluation of the risk.

Reinsurance.  We use reinsurance to cede (i.e., transfer) some of our insurance liabilities to other insurance companies. Even when we enter into a reinsurance contract with another insurance company, we will retain liability with respect to ceded insurance should the reinsurer fail to meet its obligations. Our maximum retention is $1.5 million for one insured life and $2.5 million for two insured lives for contracts issued prior to June 27, 2006, and $5.0 million for one insured life and $9.0 million for two insured lives for contracts issued on or after June 27, 2006. Our maximum retention is less for certain issue ages and underwriting classifications.

At December 31, 2007, we had total life insurance in force of approximately $22.5 billion, of which approximately $17.3 billion was ceded through reinsurance. At December 31, 2007, total policy reserves held in our General Account associated with life insurance policies in force on that date were approximately $55.6 million, and separate account liabilities associated with outstanding variable universal life policies were approximately $17.8 million at December 31, 2007.

Funding Agreements

Our Funding Agreements business segment currently focuses on providing non-participating flexible premium funding agreements, which are issued from our General Account, to support education-related investment and/or savings programs sponsored by various states. Several states sponsor a 529 college savings plan (named after section 529 of the IRC), and each plan is a tax-advantaged investment and savings program designed to encourage account owners to save for the future higher education expenses of a designated beneficiary. Some states offer a guaranteed option to those investing in the state’s college savings plan, and we provide funding agreements to certain states to support their guaranteed option, which guarantees a return of account owners’ principal, with interest. We can also make available a funding agreement to any state that provides a state scholarship program for those seeking higher education.

We currently have eight outstanding funding agreements with state 529 college savings plans, and existing accumulations remain in the funding agreements previously issued to three other states. We have one funding agreement with a state associated with their state scholarship program. Total General Account reserves associated with our funding agreements totaled approximately $809.0 million at December 31, 2007.

Three Year Premiums and Deposits by Primary Business Segment

(amounts are shown in millions)

	Year Ended December 31,
Primary Business Segment	2007	2006	2005

Individual Annuity Premiums	$142.3	$116.9	$125.9

Life Insurance Premiums	27.3	19.1	14.8

Funding Agreement Deposits*	110.1	162.7	216.7

* The deposits that we receive on funding agreements are recorded as liabilities and are not treated as premiums or as revenue under the statutory accounting principles we follow, which are described in the Notes to our Audited Financial Statements.

ADDITIONAL BUSINESS CONSIDERATIONS

In addition to the preceding description of the products that we distribute through our three primary business segments, there are other elements of our business operations that may affect our operating performance and our financial condition.

INVESTMENTS

Our General Account investment portfolio primarily consists of bonds, mortgage loans secured by commercial real estate properties, stocks, cash, short-term investments, and other long-term investments. Our total assets were approximately $3,115.3 million at December 31, 2007. Of this total amount, the assets in the unit investment trust separate accounts equaled approximately $695.5 million, and those in the General Account equaled approximately $2,377.9 million. At December 31, 2007, approximately $2,164.6 million of the General Account’s invested assets was invested in bonds; approximately $87.1 million was invested in mortgage loans; approximately $62.8 million was invested in preferred stock; and the remaining investments were held in cash, short term investments, and other long term investments. Our overall General Account portfolio quality was very high with 97.7% of our total invested assets classified as investment grade with approximately 38.5% of our portfolio in the lowest investment grade category.

The selection and management of our General Account investment portfolio reflect the asset/liability analyses that we perform for our various business segments and the specific products that they issue. Our investment objective is to earn the highest-possible rates of return within reasonable risk parameters while ensuring a prudently diversified portfolio.

The Notes to our Audited Financial Statements contain additional information about our investment portfolio and explain how we value each asset class under the statutory accounting principles that we follow, in accordance with the insurance regulatory framework with which we must comply.

POLICY LIABILITIES AND ACCRUALS

The applicable state insurance laws under which we operate require that we record policy liabilities to meet the future obligations associated with all of our outstanding policies. These liabilities are calculated in accordance with such applicable state insurance laws and are the amounts that allow us to make adequate provision for the anticipated future cash flows required by our contractual obligations on all outstanding policies. These state insurance laws specify the calculation method(s), mortality rates, and interest rates that we are required to use, in order to determine the minimum required liabilities for the various policy types that we issued and have outstanding.

FEDERAL INCOME TAX CONSEQUENCES

Our earnings are subject to the Federal corporation income tax, and the IRC contains specific tax treatment for the operations of life insurance companies. We are taxed by the Federal government in many areas in a manner similar to companies in other industries, but restrictions specifically apply to the combining, in a consolidated U.S. income tax return, of life insurance company taxable income with non-life insurance company taxable losses.

EMPLOYEES

We do not currently have any employees. Our operational needs are met by TIAA and certain of its direct and indirect wholly-owned subsidiaries, pursuant to various service, investment management, administrative, selling, and distribution agreements, or by third party service providers under separate agreements. Certain agreements with TIAA are discussed in the section of this registration statement entitled, “Transactions with Related Persons, Promoters, and Certain Control Persons”. Under the agreements with TIAA and its subsidiaries, we reimburse TIAA (and TIAA reimburses its applicable subsidiaries) for all costs associated with providing these services. We believe that such services are most efficiently performed in this manner to meet our operational needs and that we, thereby, avoid duplicate costs among us, TIAA, and its applicable subsidiaries.

POTENTIAL RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

The operating results of insurance and annuity companies have historically been subject to significant fluctuations. The potential risk factors that could affect our future results include, but are not limited to, general economic conditions and the trends and uncertainties that are discussed more fully below.

We operate in a mature, highly competitive industry, and that could limit our ability to gain or maintain our competitive position in the industry, which could negatively affect our future profitability.

The life insurance and annuity industry in which we operate is a very mature industry and is highly competitive, with many companies of varying sizes offering products that are similar to ours and distributing them through a variety of marketing channels. We compete in the sale of our products with a large number of insurance companies, investment management firms, mutual fund companies, banks and other types of competitors. Many of the entities with whom we compete are larger, have been established for a longer period of time, have broader distribution channels and/or have more resources than us. Furthermore, larger competitors may be better able than us to lower their operating costs or have a better ability to absorb greater risk, while maintaining their financial strength ratings, which may allow them to price their products more competitively.

We offer life insurance protection products, cash value accumulation life insurance products, and annuity products designed to meet the demands of an aging population with evolving retirement savings and wealth protection needs. We have thus far elected to retain our unique distribution approach through the use of non-commissioned agents. We believe that this distribution approach allows us to offer a valuable consumer service based on the concept that it is an added value to our customers that the cost of the products that we distribute can be separated from the cost for financial advice that may be embedded in the products sold by our competitors.

Competition in each of our businesses is based on a number of factors, which include investment performance, efficiency and ease of distribution, servicing capability, range of products, product quality, features, and innovation, competitive fees, financial strength and organizational reputation. Our competitive strengths include our low expenses, historically high credited interest rates, good customer service, and, for certain of our products, low liquidity demands, which permit us to invest the related assets in less liquid, longer-term, higher yielding investments, which in turn improves our ability to deliver strong long-term investment performance. We believe that we are well positioned to maintain and even increase our market position in the face of this competition; however, there are risks to our ability to meet that goal.

Our continued ability to compete depends upon many internal and external factors that may affect us. Some of the internal factors that may affect our future competitiveness include our ability to market to target customers, our ability to effectively market to fee-based financial advisors, our ability to develop and maintain competitive products, our ability to maintain an appropriate cost structure and our ability to maintain strong financial strength ratings from the nationally recognized ratings agencies. Some of the external factors that may affect our future competitiveness include potential changes in the tax treatment of the products that we offer, changes in the relative competitive strengths of the other entities in our marketplace, and the continuing evolution of financial products and services offered by our competitors.

Substantial regulation of the insurance and annuity industry may adversely affect our business.

We are licensed to transact our life insurance and annuity business in all 50 states and the District of Columbia, and we are subject to substantial government regulation in each of the jurisdictions in which we are licensed. Such regulation includes, among others, the authority to grant or revoke operating licenses and to regulate premium rates, benefits, marketing and sales practices, advertising, the form and content of policy forms, underwriting standards, deposits of securities, investments, accounting practices, the maintenance of specified reserves and capital adequacy. Such regulation is concerned primarily with the protection of contract owners rather than stockholders or general creditors.

Most jurisdictions also have laws requiring companies like us to participate as members of their life and health insurance guaranty associations. These associations levy assessments on all member insurers based on the proportionate share of the premiums written by each member in the lines of business in which an impaired or insolvent insurer is engaged. While the amount of future assessments cannot be accurately predicted, we may be required to allocate funds to satisfy unanticipated assessments in the future, and that could adversely affect our results of operations for the period when those assessments occur.

We are required to file detailed annual financial statements with supervisory agencies in each of the jurisdictions in which we are licensed. We are also subject to examination by such agencies at regular intervals.

As life insurers introduce new and often more complex products, regulators may refine capital requirements and introduce new reserving standards for the life insurance industry. Regulations recently adopted or currently under review can potentially impact the reserving/capital requirements and marketing/sales practices for certain products, particularly variable annuities and the optional guaranteed benefits offered with these products.

If an insurer’s risk-based capital falls below specified levels, the insurer would be subject to different degrees of regulatory action, depending upon the level. Possible regulatory actions range from requiring the insurer to take actions to correct the risk-based capital deficiency to placing the insurer under regulatory control.

While the life insurance industry is primarily regulated at the state level, some products are also subject to Federal regulation. Various Federal and state securities regulators and self-regulatory organizations, such as the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority (“FINRA”), continue to review and, in many cases, adopt changes to their established rules and policies in areas such as corporate governance, mutual fund trading, mutual fund and variable annuity distribution practices, disclosure practices, and auditor independence that can impact the insurance industry.

In recent years, various legislative proposals have also been introduced in Congress that called for the Federal government to assume some role in the regulation of the insurance industry. To date, none of the Congressional proposals has been enacted. We cannot predict what form any such future proposals might take or what effect, if any, such proposals might have on us if enacted into law. Any legislation that increases government regulation of the industry may have an adverse effect on our operations. Compliance with applicable laws and regulations is time consuming and personnel-intensive, and changes in these laws and regulations may materially increase both our direct and indirect compliance-related costs and other expenses of doing business, thus potentially having a material adverse effect on our financial results.

Future changes in laws and regulation, including the tax treatment of the products we sell, may adversely affect our business.

Federal legislation, administrative policies and court decisions can significantly and adversely affect our business in relation to product tax issues and taxation generally. For example, the following events could adversely affect our business:

•	Changes in tax laws that would reduce or eliminate the tax-deferred accumulation of earnings on the premiums paid by the holders of annuities and life insurance products;
•	Repeal of the Federal estate tax; or
•	Changes in the availability of individual retirement accounts.

Existing Federal laws and regulations affect the taxation and, as a result, the relative attractiveness of the products that we issue. Income tax on investment earnings during the accumulation period of certain life insurance and annuity products is generally deferred for contract owners. This favorable tax treatment may give certain of our products a competitive advantage over other, non-insurance products. To the extent that the IRC may be revised in the future to reduce or eliminate the tax-deferred advantage of life insurance and/or annuity products, or may be revised to create or increase the tax-deferred treatment of competing products, all life insurance companies could be adversely affected with respect to their ability to sell life insurance and/or annuity products. Also, depending upon any grandfathering provisions that may be created if the IRC were revised to reduce or eliminate the tax-deferred advantage of life insurance and/or annuity products, we could be adversely affected by the surrenders of existing annuity contracts and/or life insurance policies.

Additionally, if enacted, currently proposed changes in the Federal tax law that would establish new tax-advantaged retirement and life savings plans could reduce the relative tax advantage of investing in life insurance and/or annuity products. Such proposals include changes that may create new non-insurance vehicles for tax-exempt savings.

Life insurance products are often used to fund estate tax obligations. Current Federal law phases out, and ultimately eliminates, the U.S. estate tax in 2010. The same law, if not explicitly extended by Congress and the President via new legislation, reinstates the U.S. estate tax in full in 2011. If the U.S. estate tax is significantly reduced or repealed, the demand for certain life insurance products could be adversely affected.

We cannot predict what changes, if any, to existing tax law, or the relevant interpretations of such tax law, may ultimately be enacted or adopted, and, as a result, we cannot predict whether any such changes will adversely affect the future taxation of our operations.

A downgrade in our ratings from the nationally recognized rating agencies could materially and adversely affect many aspects of our business.

Ratings from the nationally recognized rating agencies are an important factor in the competitive positioning of life insurance and annuity companies. A downgrade in our ratings could have a material adverse effect on our business, financial condition and operating results. In addition, a downgrade in the our ratings could adversely affect (i) our ability to sell certain of our products and (ii) the returns on the insurance and annuity products we issue and, ultimately, (iii) the results of our operations. Rating agencies regularly review the operating performance and financial condition of insurers, including us. Rating agencies assign ratings based upon several factors. While most of the factors relate to the rated company, some of the factors relate to the views of the rating agency about the rated company’s industry, general economic conditions and circumstances outside the rated company’s control. In addition, rating agencies use various models and formulas to assess the strength of a rated company, and may, from time to time, alter their models. Changes to the rating agencies’ models could impact the rating agencies’ judgment of the rating to be assigned to the rated company. We cannot predict what actions the rating agencies may take in the future or how those actions could affect us.

A downgrade in TIAA’s ratings from the nationally recognized rating agencies could materially and adversely affect many aspects of our business.

We have a financial support agreement with TIAA. Under this agreement, TIAA will provide support so that we will have the greater of (a) capital and surplus of $250 million, (b) the amount of capital and surplus necessary to maintain our capital and surplus at a level not less than 150% of the National Association of Insurance Commissioners (“NAIC”) Risk Based Capital model or (c) such other amount as necessary to maintain our financial strength ratings from the nationally recognized rating agencies at least the same as TIAA’s ratings at all times. This agreement is not an evidence of indebtedness or an obligation or liability of TIAA and does not provide any of our contract owners with recourse to TIAA.

The risks noted above about a downgrade in our ratings from the nationally recognized rating agencies are also applicable to TIAA, and a downgrade in TIAA’s ratings could have a material adverse effect on us because of the terms of the financial support agreement that we have with TIAA. Under one of the provisions of that financial support agreement, TIAA will provide financial support to us as necessary to maintain our financial strength rating at least the same as TIAA’s rating at all times.

Our operating results may be negatively affected in the future if actual experience differs from the assumptions and estimates that management used in underwriting and distributing our products.

Our product pricing includes long-term assumptions regarding investment returns, mortality, morbidity, persistency, operating costs and other expenses of our business. We establish target returns for each product based upon these factors and the average amount of capital that we must hold to support in-force contracts, to satisfy rating agencies’ expectations, and to meet regulatory requirements. We monitor and manage our pricing and overall sales mix to achieve target returns on a portfolio basis. Profitability from new business emerges over a period of years depending on the nature and life of the product and is subject to variability as actual results may differ from pricing assumptions.

Our profitability depends on the adequacy of investment margins, the management of market and credit risks associated with our investments, the sufficiency of premiums and contract charges to cover mortality and morbidity benefits, the persistency of policies to ensure recovery of acquisition expenses, and the management of operating costs and expenses within anticipated pricing allowances. Legislation and regulation of the insurance marketplace and products could also affect our profitability.

Our ability to maintain our competitive cost structure is dependent upon us generating a sufficient level of new sales and achieving our projected persistency of existing business.

Our ability to maintain our competitive cost structure is dependent upon a number of factors, such as us generating a sufficient level of new sales, achieving our projected persistency (i.e., continuation or renewal) of existing business, and achieving successful expense management. A decrease in sales or persistency without a corresponding reduction in expenses may result in higher unit costs, which could adversely affect our results of operations.

Interest rate fluctuations and market volatility may affect sales of our products and the profitability of our businesses.

Fluctuations in interest rates, volatility in the securities markets, and other economic factors may adversely affect the sales of our products. For example, a decline in market interest rates may result in lower crediting rates on our products, which may adversely affect the desirability of these products to potential customers. Additionally, a protracted period of strong performance of the equity markets could adversely impact the popularity and sales of our fixed annuity products. The level of volatility in the investment markets in which we invest and our overall investment returns also impact our profitability.

The profitability of many of our products, and, in particular our annuity products, depend in large part on our ability to manage the spread between the interest rates that we earn on our investments and the interest rates that we credit to holders of our annuity and life insurance products. As markets become more volatile, it can become increasingly difficult to maintain our anticipated spreads. There can be no assurance that we will be able to successfully manage our spread risk in the future. If we are unable to achieve the interest rate spreads that we projected in pricing our products, our operating performance will be adversely affected.

Additionally, our asset/liability management programs and procedures incorporate assumptions about the relationship between short-term and long-term interest rates (i.e., the slope of the yield curve). In general terms, our results are improved when the yield curve is positively sloped (i.e., when long-term interest rates are higher than short-term interest rates), and will be adversely affected by a flat or negatively sloped yield curve. Our asset/liability management programs and procedures also incorporate assumptions about the relationships between risk-adjusted and risk-free interest rates, market liquidity, and other factors. The effectiveness of our asset/liability management programs and procedures may be negatively affected whenever actual results differ from the assumptions that we used.

Equity market volatility and downturns in the equity markets could negatively impact our business.

Significant downturns and volatility in the equity markets could have an adverse effect on our financial condition and results of operations in three principal ways. First, equity market downturns and volatility may discourage purchases of separate account products, such as variable annuities and variable life insurance, because these products have investment returns linked to the performance of the equity markets. Significant downturns and volatility in the equity markets may also cause some of our existing customers to withdraw their cash values or reduce additional investments in those products.

Second, downturns and volatility in the equity markets can have an adverse effect on the revenues that we receive from our separate account products. Because these products generate fees generally from the value of the assets under management, a decline in the equity markets could reduce the value of the investment assets that we manage, thereby reducing our revenues.

Finally, all of our variable annuity products include provisions for guaranteed minimum death benefits that are dependent on or are tied to the investment performance of the assets held within the variable annuity. A significant equity market decline could result in declines in customer account values which could increase our obligation to make payments under guaranteed minimum death benefits in connection with variable annuities. An unexpected increase in such payments could have an adverse effect on our financial condition and results of operations.

Our investments are subject to market and credit risks.

Our invested assets and derivative financial instruments are subject to the risks of credit defaults and changes in market values. Additionally the value of our commercial mortgage loan portfolio depends, in part, on the financial condition of the tenants occupying the properties that we have financed and the strength of the commercial real estate market, both generally and in the specific markets where the financed properties are located. Factors that may affect the overall default rate on and market value of our invested assets, derivative financial instruments, and mortgage loans include market interest rate levels, financial market performance, and general economic conditions, as well as particular circumstances affecting the businesses of individual borrowers and tenants.

We could be forced to sell investments at a loss to pay contract benefits, cover contract owner withdrawals, or fund maturities.

Many of the products that we offer allow contract owners to withdraw their funds under defined circumstances, often without penalties. We manage our liability structure and configure our investment portfolio to maintain sufficient liquidity to support anticipated withdrawal demands, to pay contract benefits and to fund contract maturities. While we own a significant amount of liquid assets, a certain portion of our assets are relatively illiquid. If we experience unanticipated withdrawal, benefit payment or surrender activity, we could exhaust the liquid assets and be forced to liquidate other assets, perhaps on unfavorable terms and incur losses. If we are forced to dispose of assets on unfavorable terms and incur losses, it could have an adverse effect on our financial condition.

We do not have access to the funds held in the unit investment trust separate accounts.

At December 31, 2007, $695.5 million of our total assets were held in the unit investment trust separate accounts that have been allocated to specific liabilities. Assets of separate accounts are not available to fund the needs of our General Account, but those separate account assets are greater than or equal to the separate account liabilities that we have recorded for the annuity and variable life insurance contracts that utilize the separate accounts. Premiums are allocated to the separate accounts based on the customers’ investment allocation decisions.

We are dependent on the performance of others.

In addition to our reliance on the financial and administrative performance of our reinsurers, which we describe in the next section, our business and operating results may be affected by the performance of others because we have entered into various arrangements involving services provided by other parties. For example, a substantial portion of our business is administered by third parties on our behalf. Because certain of these other parties may act on our behalf or represent us in various capacities, we may be held responsible for obligations that arise from the acts or omissions of these other parties. Additionally, our business operations are dependent on various technologies, some of which are provided and/or maintained by other parties.

As with all financial services companies, our ability to conduct business is dependent upon consumer confidence in the industry and in our products. The future actions of our competitors and the potential financial difficulties of other companies in the industry could undermine consumer confidence and adversely affect our retention of existing business and the future sales of our life insurance and annuity products.

Our reinsurers could fail to meet assumed obligations, significantly increase their reinsurance rates, or be subject to adverse developments that could adversely affect our business, our operating results or our organizational reputation.

We cede (i.e., transfer) material amounts of insurance coverage sold by us to other insurance companies through reinsurance and transfer the related assets to our reinsurers. Notwithstanding the transfer of the related assets, we remain liable with respect to the ceded insurance coverage should any reinsurer fail to meet the obligations assumed by it. Therefore, the financial failure of one or more of our reinsurers could negatively impact our earnings and financial position.

Our ability to compete in the insurance industry is dependent on the availability of reinsurance or other substitute capital market solutions. Our premium rates are based, in part, on the assumption that reinsurance will be available to us at a certain cost. Under certain reinsurance agreements, the reinsurer may prospectively increase the rate it charges us for the reinsurance that we have ceded to the reinsurer. Therefore, if the cost of reinsurance were to increase, or if reinsurance were to become unavailable and if alternatives to reinsurance were not available to us, our profitability could be adversely affected.

In recent years, the number of life reinsurers has decreased as the reinsurance industry has continued to consolidate. Access to reinsurance has become more costly for us as well as for the insurance industry in general. This could have a negative effect on our ability to compete successfully in the future. The decreased number of participants in the life reinsurance market also results in an increased concentration risk for insurers, including us. If the reinsurance market further contracts, our ability to continue to offer our products on favorable terms could be adversely impacted.

Financial service companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments. Although we are not currently involved in any significant litigation, there can be no assurance that material litigation will not arise in the future.

We may become subject to class action and individual law suits alleging, among other things, issues relating to sales or underwriting practices, payment of contingent or other sales commissions, claims payments and procedures, product design, product disclosure, administration, denial or delay of benefits, charging excessive or impermissible fees on products, recommending unsuitable products to customers and breaching fiduciary or other duties to customers. Plaintiffs in class action and other lawsuits may seek very large or indeterminate amounts, including punitive and treble damages, which may remain unknown for substantial periods of time. While we are not a party to any current litigation that should have a material adverse effect on us, litigation may arise in the future that may result in material financial losses or require the dedication of significant management resources.

We are also subject to various regulatory inquiries, such as information requests, subpoenas, and examinations of our books and records, by state and Federal regulators and other authorities. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our business, financial condition and results of operations. Moreover, even if we ultimately prevail in the litigation, regulatory action, or investigation, we could suffer significant reputational harm, which could also have an adverse effect on our business, financial condition and results of operations.

Our computer systems (or those of our service providers) may fail or their security may be compromised, which could damage our business and adversely affect our financial condition and results of operation.

Our business is highly dependent upon the effective operation of our computer systems and those of our affiliated and unaffiliated service providers. We rely on these systems throughout our business for a variety of functions, including processing applications and claims, providing information to customers, regulatory bodies, and distributors, performing actuarial analyses, and maintaining our financial records. Despite our implementation of what we consider to be prudent security and back-up measures, our computer systems and those of our business partners may be vulnerable to physical or electronic intrusions, computer viruses or other attacks, programming errors, and similar disruptive problems. The failure of these systems for any reason could cause significant interruptions to our operations, which could result in a material adverse effect on our business, financial condition or results of operation.

We retain confidential information in our computer systems and those of our service providers, and we rely on sophisticated commercial technologies to maintain the security of those systems. Anyone who is able to circumvent our security measures and penetrate our computer systems and those of our service providers could access, view, misappropriate, alter, or delete any information in the systems, including personally identifiable customer information and proprietary business information. An increasing number of states require that customers be notified if a security breach results in the disclosure of personally identifiable customer information. Any compromise of the security of our computer systems and those of our service providers that results in inappropriate disclosure of personally identifiable customer information could damage our reputation in the marketplace, deter people from purchasing our products, subject us to significant civil and criminal liability, and require us to incur significant technical, legal and other expenses.

We are exposed to unanticipated risks, such as natural disasters, pandemics, and malicious or terrorist acts, which could adversely affect our operations.

While we have implemented what we believe are prudent risk management and contingency plans and have taken other preventive measures and precautions, we could still be affected by scenarios that could have an adverse effect on us. In addition, our policies and procedures to identify, monitor and manage risks may not be fully effective. Many of our methods of managing risk and exposures are based upon historical market behavior or statistics based on historical models. As a result, these methods may not predict future exposures, which could be significantly greater than historical measures would indicate. Other risk management methods depend on the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that is publicly available or otherwise accessible to us; however, this information may not always be accurate, complete, up-to-date or properly evaluated.

A natural disaster (such as hurricanes, floods, earthquakes, and tornadoes), a pandemic, or an outbreak of an easily communicable disease could adversely affect our mortality or morbidity experience or that of our reinsurers. Such events could also have an adverse effect on lapses and surrenders of existing policies, as well as a reduction in the sales of new policies. In addition, we are exposed to various risks arising from man-made disasters, including acts of terrorism, malicious acts, and military action. All of these types of risks may adversely affect our results of operations and financial condition. For example, the possible macroeconomic effects of such events could also adversely affect our investment portfolio. Additionally, the disruption of our normal business operations due to catastrophic property damage, loss of life, or disruption of public and private infrastructure, including communications and financial services, could have a negative effect on us.

While we have a business continuation and crisis management plan, there is no assurance that our plan and insurance coverages would be completely effective in mitigating any negative effects on our operations or profitability in the event of such a disaster.

We may be exposed to risks in the future that we have not yet identified or that we do not currently consider to be material risks.

The preceding risks may not be the only risks facing us in the future. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may adversely affect our business, financial condition and/or operating results in the future.

GENERAL MATTERS

TELEPHONE AND INTERNET

To speak with a customer service representative to make requests related to your Contract or to obtain more information, you can call the Administrative Office at 877-694-0305.

You can also use the TIAA-CREF Web Center’s account access feature to check your Contract Value. You will be asked to enter your Contract number and Social Security number. To use the Web Center’s account access feature, access the TIAA-CREF Internet home page at www.tiaa-cref.org.

CONTACTING TIAA-CREF LIFE

We will not consider any notice, form, request, or payment to have been received by us until it reaches our Administrative Office. You can ask questions by calling toll-free 877-694-0305.

ELECTRONIC PROSPECTUSES

If you received this prospectus electronically and would like a paper copy, please call 877-694-0305, and we will send it to you.

DELAYS IN PAYMENTS

We have the right to defer withdrawals from the Short Term Holding Account for up to six months. If we defer such withdrawals for 10 or more Business Days, we will credit interest to such amounts at the rate we are currently crediting to the Short Term Holding Account, but not less than your Contract’s minimum guaranteed interest rate. If, at any time, applicable state law requires the crediting of a higher rate of interest, we will credit such higher rate.

HOUSEHOLDING

To cut costs and eliminate duplicate documents sent to your home, we may begin mailing only one copy of the prospectus, prospectus supplements, or any other required documents, to your household, even if more than one Contractowner lives there. If you would prefer to continue receiving your own copy of any of these documents, you may write us or call us toll-free at 877-694-0305.

SIGNATURE REQUIREMENTS

For some transactions, we may require your signature to be notarized or guaranteed by a commercial bank or a member of a national securities exchange.

ERRORS OR OMISSIONS

We reserve the right to correct any errors or omissions on any form, report or statement that we send to you.

LOANS

Loans are not available under your Contract.

OTHER ADMINISTRATIVE MATTERS

The Contract and the completed application are the entire contractual agreement between you and TIAA-CREF Life. We will issue the Contract in return for your completed application and the first Premium. Any endorsement to or amendment of the Contract or waiver of any of its provisions will be valid only if in writing and signed by an executive officer or a registrar of TIAA-CREF Life. All benefits are payable at our home office at 730 Third Avenue, New York, N.Y. 10017-3206 or at our Administrative Office. The Contract is incontestable.

ASSIGNMENT OF CONTRACTS

We currently allow you to assign your Contract prior to the annuity starting date. We assume no responsibility for the validity of any such assignment, nor will we be charged with notice of any assignment unless it is in writing and has been received by us in good order. The rights of the Contractowners, Annuitant, any Second Annuitant, any Beneficiaries and any other person to receive benefits under your Contract will be subject to the terms of any assignment. You should consult a qualified tax advisor before making any assignment of your Contract. We reserve the right to restrict any such assignment of Contracts in our sole discretion, except where any such restriction would be prohibited by state law. You may not assign your Contract on or after the annuity starting date, except where your right to do so is required by the insurance laws in your state of residence.

PAYMENT TO AN ESTATE, GUARDIAN, TRUSTEE, ETC.

We reserve the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee or other entity that is not a natural person. TIAA-CREF Life will not be responsible for the conduct of any executor, trustee, guardian, or other third party to whom payment is made.

BENEFITS BASED ON INCORRECT INFORMATION

If the amounts of benefits provided under a Contract were based on information that is incorrect, benefits will be recalculated on the basis of the correct data. If any overpayments or underpayments have been made by us, appropriate adjustments will be made. Any amounts so paid or charged will include compound interest at the effective rate of 6% per year.

PROOF OF SURVIVAL

We reserve the right to require satisfactory proof that the Annuitant, Second Annuitant, or anyone named to receive benefits under a Contract is living on the date payment is due. If this proof is not received in good order after a request in writing, we will have the right to make reduced payments or to withhold payments entirely until such proof is received. If under a Two-Life Annuity we have overpaid benefits because we were not notified of a death, we will reduce or withhold subsequent payments until the amount of the overpayment, plus compound interest at the rate of 6% per year, has been recovered.

PROTECTION AGAINST CLAIMS OF CREDITORS

The benefits and rights accruing to you or any other persons under the Contract are exempt from the claims of creditors or legal process to the fullest extent permitted by law.

PROCEDURES FOR ELECTIONS AND CHANGE

You have to make any changes or elections under the Contract in a form acceptable to us at our home office at 730 Third Avenue, New York, N.Y. 10017-3206 or at our Administrative Office. If you send us a notice changing your Beneficiaries or other persons named to receive payments, it will take effect as of the date it was signed by you, even if you then die before the notice actually reaches us. Any other notice will take effect as of the date we receive it. If we take any action in good faith before we receive a valid notice, we will not be subject to liability even if our acts were contrary to what you told us in the notice. If a joint owner has been named and both owners are living, authorization from both owners is required for changes and transactions other than the allocation of Premiums.

REPORTS

At least once each year, we will send you a report showing your current Contract Value, FTD Values, interest credited, surrender charges deducted and MVAs applied, if any, during the period covered by the report, and any other information required by law.

AUDITED FINANCIAL STATEMENTS

As described in Note      to TIAA-CREF Life’s Audited Financial Statements, TIAA-CREF Life presents its financial statements in conformity with accounting practices prescribed or permitted by the New York State Insurance Department, which practices differ from U.S. generally accepted accounting principles. The variances between such practices and U.S. generally accepted accounting principles are described in Note     . The effects of these variances on TIAA-CREF Life’s financial statements are presumed to be material.

REGISTRATION STATEMENT

We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933 that relates to the Contract. This prospectus does not contain all of the information in the registration statement, as permitted by Securities and Exchange Commission regulations. You can obtain the omitted information from the Securities and Exchange Commission’s principal office in Washington, D.C., upon payment of a prescribed fee.

DISTRIBUTION OF THE CONTRACTS

We offer the Contracts to the public on a continuous basis. We anticipate continuing to offer the Contracts but reserve the right to discontinue the offering.

The contracts are offered by TPIS and, in some instances, TIAA-CREF Individual & Institutional Services, LLC (“Services”), direct or indirect wholly-owned subsidiaries of TIAA which are both registered with the SEC as broker dealer, and are members of FINRA. TPIS may also enter into selling agreements with third parties to distribute the Contracts. TPIS may be considered the “principal underwriter” for interests in the Contract. Anyone distributing the Contracts must be a registered representative of either TPIS or Services or have entered into a selling agreement with TPIS. The main offices of TPIS and Services are at 730 Third Avenue, New York, NY 10017-3206. No commissions are paid in connection with the distribution of the Contracts, although we pay TPIS a fee from our General Account assets for sales of the Contracts. (We make the fee payments to TIAA, and TIAA remits the fees to TPIS.) We intend to recoup payments that we make to TPIS through fees and charges imposed under the Contract and a portion of the investment spread that we expect to earn between the investment of Premiums and the interest that we will credit to the Contracts.

LEGAL PROCEEDINGS

There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business of TIAA-CREF Life, to which TIAA-CREF Life or any of its subsidiaries is a party or of which any TIAA-CREF Life’s properties is the subject.

EXPERTS

The Audited Financial Statements as of December 31, 2007 and 2006 and for the three years ended December 31, 2007, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The principal business address of PwC is 300 Madison Avenue, New York, NY 10017-6204.

LEGAL MATTERS

George W. Madison, Esq., has provided advice on certain matters relating to the laws of New York regarding the Contracts and our issuance of the Contracts. Sutherland Asbill & Brennan LLP of Washington, D.C. has provided advice on certain legal matters relating to the Contracts under the Federal securities laws.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (to be filed by amendment)

SELECTED FINANCIAL DATA

RECENTLY ISSUED ACCOUNTING STANDARDS

ACCOUNTING CHANGES

CRITICAL ACCOUNTING ESTIMATES

STATUTORY CAPITAL AND SURPLUS AND RISK-BASED CAPITAL

GENERAL ACCOUNT

SEPARATE ACCOUNTS

DEBT AND EQUITY SECURITIES HELD IN GENERAL ACCOUNT

LIQUIDITY AND CAPITAL RESOURCES

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

OFF-BALANCE SHEET ARRANGEMENTS

REINSURANCE

MARKET RISK

EXECUTIVE OFFICERS AND DIRECTORS

DIRECTORS

All directors are employees of TIAA, the parent company of TIAA-CREF Life, and do not receive additional compensation for their board service. Directors are selected by the Nominating and Personnel Committee of the Board. The election of Directors generally occurs at the annual meeting of the stockholder. The annual meeting is held each year on the second Wednesday of November. At such annual meeting, all Directors are elected for the ensuing year. The names, ages, and a description of the business experience, principal occupation, and employment during at least the last five years of each of the directors of TIAA-CREF Life that will be elected prior to the offering of the “Marketing Name” Annuity are set forth below:

Bret L. Benham, 47, has been Chairman, President, and Chief Executive Officer of TIAA-CREF Life since June 2005. He is also the Chairman of the Executive Committee of the Board. He joined TIAA in 2004 to manage TIAA’s individual life and annuity operations. Mr. Benham is a 25-plus year veteran of the insurance and financial services industries. Before joining the TIAA organization, Mr. Benham was the Senior Vice President of Life Insurance with Fidelity Investments in Boston, MA since 2001. He is a member of the Board of the American Council of Life Insurers and the Board of the Life Insurance Council of New York.

Elizabeth D. Black, 48, has been Managing Director and Head of Fixed Income Portfolio Management at TIAA since October 2006. Ms. Black was named a Managing Director at TIAA in 1998 and was first elected to the Board in June 2006.

Brian Browdie, 45, has been a Vice President in Corporate Communications at TIAA since June 2003. He has been a member of the Board since June 2006. Before joining TIAA, he was a self-employed consultant and worked with Starbucks Corporation in Seattle, WA from March 2002 to June 2003.

Stephen Gruppo, 48, is the Chairman of the Investment Subcommittee of the Board and has served as Senior Managing Director and Chief Credit Officer since he joined TIAA in August 2004. Prior to joining TIAA, Mr. Gruppo held various positions in Credit Risk and Market Risk Management at Lehman Brothers, in New York since 1996. Mr. Gruppo was first elected to the Board in June 2006.

Sanjeev Handa, 46, is a Managing Director and Head of Global Public Markets at TIAA. He has been with TIAA since 1998 and joined the Board in November 2007. Prior to assuming his current position in September 2006, Mr. Handa managed TIAA’s asset-backed and CDO portfolios for eight years.

Nancy Heller, 51, is a Managing Director and Head of Institutional Relationships at TIAA and has held this role since 2006. From 2003 to 2006, she was Senior Managing Director and Head of TIAA-CREF Asset Management. From 2000 to 2003, she served as Managing Director, Public Markets. Ms. Heller was elected to the Board in November 2007.

Harry I. Klaristenfeld, 57, has been Senior Vice President and Chief Actuary of TIAA since July 2005. From March 2000 to June 2005, he was Executive Vice President and Chief Actuary of TIAA. He has been employed by TIAA-CREF in various actuarial and management positions since June 1971. Mr. Klaristenfeld is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. Mr. Klaristenfeld has been serving on the Board since 2005.

Matthew Kurzweil, 40, is Vice President and Corporate Controller at TIAA. Prior to joining TIAA in October 2006, he was a Partner for more than five years in the Financial Services Advisory Practice with Ernst & Young. Mr. Kurzweil will be elected to serve on the Board at a Spring meeting of the Shareholder.

Padel Lattimer, 46, has been serving as Senior Managing Director, Asset Management Product Management since November 2006. He was elected to the Board in June 2006. From November 2004 to November 2006 he served as Managing Director, Asset Management Product Management. Prior to joining TIAA in 2004, he served as Sales Manager, US Asset Management at Mellon Financial Corporation from 2002 to 2004.

Lisa Mancini, 47, has been the Chief Underwriter and Director of New Business and Underwriting for TIAA and TIAA-CREF Life since November 2005. Ms. Mancini was employed by AXA, serving as Vice President, Underwriting from May 2005 to November 2005, and as an Assistance Vice President, Underwriting from June 2003 to May 2005. She was Assistant Vice President with Swiss Reinsurance prior to June 2003. Ms. Mancini is a member of the Association of Home Office Underwriters (AHOU) and holds the designation of Fellow, Academy of Life Underwriting (FALU) through that organization. She currently serves as committee member of the American Council of Life Insurers Risk Classification Committee. Ms. Mancini will be elected to serve on the Board at a Spring meeting of the Shareholder.

Steven Maynard, 43, has served as Director of Business Administration and Policyowner Services for the Insurance and Advisory Product Area of TIAA Client Services since November 2004. Prior to joining TIAA in 2003, Mr. Maynard served as Vice President, Project Services in Wachovia Bank’s Wealth Management Business Unit since 1998. He holds FINRA Series 6 and 63 designations, North Carolina life and health insurance agent licenses. In addition, he holds CLU, ChFC, and FLMI designations. Mr. Maynard was first elected to the Board in December 2006.

Peter F. Murphy, III, 46, is Senior Vice President and Acting Chief Technology Officer for TIAA. Mr. Murphy joined TIAA in November 2005 as Chief Information Security Officer. From March 2004 to November 2005, he served as SVP/Senior Operational Risk Manager in Risk Management at Bank of America. From January 2002 to March 2004, he served as Chief Information Services Officer for AmSouth Bank. Mr. Murphy was first elected to serve on the Board in November 2007.

Craig K. Nordyke, 53, was first elected to the Board in June 2006 and is the Chairman of the Audit Committee of the Board. He joined TIAA in 2005 and is the Vice President and Actuary for the life insurance product line at TIAA and TIAA-CREF Life. From 1996 to 2005, Mr. Nordyke served as Executive Vice President & Chief Actuary of Paragon Life Insurance Company, in St. Louis, Missouri.

Kim Petry, 39, is Vice President of Corporate Finance and joined TIAA in 2006. Prior to her current role, she was Managing Director of Finance, Planning and Strategy at U.S. Trust Corporation from 1998 through 2006. Ms. Petry was first elected to the Board in November 2007.

Douglas A. Rothermich, 47, serves as Vice President, Wealth Planning Strategies within TIAA’s Wealth Management Group. He assumed his current role in 2003 and has been with TIAA since June 1997. Mr. Rothermich was first elected to the Board in November 2007.

Susan E. Tannehill, 53, is a Managing Director and Head of Wealth Management Investments at TIAA. She was first elected to the Board of TIAA-CREF Life in November 2007. Ms. Tannehill also serves as the Chief Investment Officer of the TIAA-CREF Trust Company, a subsidiary of TCT Holdings, Inc., which is a subsidiary of TIAA. She joined TIAA in November 2005. From April 2002 to November 2005, she served as a Regional Director with PNC Advisors in Boston, Massachusetts.

Wayne Williams, 47, is Vice President, Market and Channel Integration for TIAA’s and TIAA-CREF Life’s individual products. Prior to joining TIAA in 2004, Mr. Williams had served in senior positions in product management, marketing, distribution and information technology at Sun Life Financial in Wellesley, MA since 2001 Mr. Williams was first elected to the Board in November 2007.

The Board has an Audit Committee that reviews the scope and results of the audit and other services provided by TIAA-CREF Life’s independent auditors, and reviews and approves matters pertaining to accounting, internal control procedures, and related policies. The Board has an Executive Committee that has the full powers of the Board during intervals between the meetings of the Board. The Board has an Investment Committee that determines the investment policies and supervises the investment of the funds of TIAA-CREF Life. The Board has a Nominating and Personnel Committee that nominates directors and executive officers and designates principal officers. The Board does not have a Compensation Committee because TIAA-CREF Life does not have any employees. The Board may, from time to time, establish certain other committees and subcommittees to facilitate the management of TIAA-CREF Life.

EXECUTIVE OFFICERS

All executive officers are denoted by (*). All officers are employees of TIAA and do not receive any compensation from TIAA-CREF Life for their services. The names, ages, position, and a description of the business experience, principal occupation, and employment during at least the last five years of each of the officers of TIAA-CREF Life are set forth below:

Bret L. Benham * - For Mr. Benham’s business experience, principal occupation, and employment history, see information under “Directors.”

Linda Dougherty *, 59, became Vice President and Assistant Controller at TIAA on January 1, 2007, and has served as the Chief Financial Officer of TIAA-CREF Life since 2004. She joined TIAA in March 1999.

Marjorie Pierre-Merritt *, 41, is Vice President and Secretary of TIAA-CREF Life and is also Acting Corporate Secretary of TIAA and the TIAA-CREF Funds Complex since 2007. Prior to her current role, she was Assistant Corporate Secretary of TIAA from 2006 to 2007. Before joining TIAA, Ms. Pierre-Merritt was Assistant Corporate Secretary of The Dun & Bradstreet Corporation from 2003 to 2006, and Counsel at The New York Times Company from 2001 to 2003.

Harry I. Klaristenfeld - For Mr. Klaristenfeld’s business experience, principal occupation, and employment history, see information under “Directors.”

Ana Ramirez, 45, has been a Director of Business Unit Finance since 2006. From 2004 to 2006, she served as Manager, Business Reporting and Analysis. From 2000-2004, she served as Vice President, Financial Planning and Analysis at Scottish Reinsurance.

Clara Hansen, 42, has served as Director, Strategic Planning & Business Development in TIAA-CREF Life’s Insurance & Advisory Products area since November 2006. From July 2004 through October 2006, she served as Special Assistant to the Executive Vice President, Product Management. From June 2002 through June 2004, she served as Manager of Business Research & Analysis in Product Management Finance. Ms. Hansen first joined TIAA in April 1998,

Craig K. Nordyke - For Mr. Nordyke’s business experience, principal occupation, and employment history, see information under “Directors.”

Dennis Rupp, 45, serves as a Director of Insurance Wholesaling. He has served in this position since joining TIAA in 2005. Before joining TIAA, Mr. Rupp was a Vice President at Fidelity Investments from 1995 to 2005.

Greg Smith, 49, has served as Director, Product Management since joining TIAA in 2005. From 1995 to 2005, he was a Vice President at Kansas City Life Insurance Company.

John Wesley, 54, has served as Director, After-Tax Annuities of TIAA since 2003 and has been with TIAA since June 1991. He is licensed as an insurance agent in all 50 states and holds FINRA Series 6, 7, 24 and 26 designations. He is a Certified Financial Planner, vice-chairman of the LIMRA Annuity Committee, a member of NAVA.

Lisa Mancini - For Ms. Mancini’s business experience, principal occupation, and employment history, see information under “Directors.”

Stephen Steinberg, 41, has served as Vice President and Actuary since joining TIAA in April 2005. Prior to that, he served as Vice President and Actuary at ING from July 2002 to April 2005.

Steven Maynard - For Mr. Maynard’s business experience, principal occupation, and employment history, see information under “Directors.”

Wayne Smiley, 45, is the Chief Compliance Officer of TIAA-CREF Life. He has been a Director, Compliance Officer with TIAA since 2006. Prior to his employment with TIAA, Mr. Smiley was Assistant Vice President and Chief Compliance Officer of Old Mutual Financial Network in Baltimore, Maryland from 2000 to 2006.

Wayne B. Williams - For Mr. Williams’ business experience, principal occupation, and employment history, see information under “Directors.”

EXECUTIVE COMPENSATION

(To be filed by amendment)

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

Except for the agreements described below, there have been no transactions between TIAA-CREF Life and any related person since January 1, 2007, nor are any such related person transactions currently being contemplated for which disclosure would be required.

TIAA is the sole stockholder of TIAA-CREF Life, and TIAA-CREF Life and TIAA are parties to the following agreements:

Investment Management Agreement

The Investment Management Agreement provides that TIAA serves as investment adviser with respect to our investment portfolio that we maintain in connection with our business as an insurer. Under the Agreement, TIAA provides investment management services as we may request or as we may determine is reasonably necessary for the proper administration of our investment portfolio, and TIAA agrees to maintain sufficient facilities and trained personnel to perform those services. In consideration for the services provided under the Agreement, we agree to pay TIAA each calendar quarter a fee, which will be the cost to TIAA of performing the investment management services under the Agreement and to reimburse TIAA for any expenses relating to the performance of those services.

Amended and Restated Service Agreement

The Amended and Restated Service Agreement provides that TIAA will perform certain administrative and special services for our business operations, including accounting and bookkeeping services, treasury tasks, tax related services, provide operations systems, telecommunications and mail services, data processing services, maintenance of records, files and other information, legal advisory services, corporate secretarial services, actuarial advisory services, personnel services, public relations services, and such other services as we may request from time to time. In addition, the Agreement allows us to use, in our day-to-day operations, certain property, equipment, and facilities of TIAA, including, without limitation, data processing equipment, business property (whether owned or leased), and communication equipment. In consideration for the services provided under the Agreement, we agree to reimburse TIAA each quarter for the cost to TIAA of performing the services under the Agreement, as reasonably and equitably determined to be attributable to us by TIAA, including all direct and directly-allocable expenses, plus a reasonable charge for direct overhead as agreed to by us and TIAA from time to time.

Financial Support Agreement

We have a financial support agreement with TIAA, and, under this agreement, TIAA will provide financial support so that we will have the greater of (a) capital and surplus of $250 million, (b) the amount of capital and surplus necessary to maintain our capital and surplus at a level not less than 150% of the NAIC Risk Based Capital model or (c) such other amount as necessary to maintain our financial strength rating at least the same as TIAA’s rating at all times. This agreement is not an evidence of indebtedness or an obligation or liability of TIAA and does not provide any contract owner with recourse to TIAA.

Tax Allocation Agreement

As a subsidiary of TIAA, we are included in TIAA’s consolidated group for U.S. Federal income tax purposes. With respect to tax returns for any taxable period in which we are included in TIAA’s consolidated group, the amount of taxes to be paid by us is determined, subject to some adjustments, as if we filed our own separate tax return. Under the Tax Allocation Agreement, TIAA agrees to prepare, and TIAA Board of Overseers, the sole, collective owner of TIAA, will execute and file, all consolidated returns with respect to the consolidated group. We agree to pay to TIAA an amount equal to the Federal income payments that we would be obligated to pay the Federal government if we filed a separate return. TIAA agrees to pay each of its subsidiaries, including us, any reductions in the consolidated group’s Federal income tax liability that are attributable to the tax losses of the subsidiary, and any refund owed to the subsidiary.

Related Person Fees

For the services provided in accordance with the agreements identified above, TIAA-CREF Life paid $43.7 million in total fees to TIAA during the year ended December 31, 2007.

Transactions with Related Persons Prohibited

The Board of Directors and Executive Officers of TIAA-CREF Life, as employees of TIAA, must adhere to a Corporate Code of Conduct and a Code of Ethics for Senior Financial Officers adopted by TIAA’s Board of Trustees. The policies proscribe activities and transactions where the director’s or executive officer’s private interests interfere with the interests of TIAA, its affiliates and subsidiaries. Under these rules, no director or officer would be permitted to engage in transactions with TIAA for which disclosure is required under SEC rules. Annually, directors and executive officers must submit a form to TIAA’s General Counsel confirming that he or she has received, read and understands the Code of Ethics and has complied with the requirements of the Code; and notify the General Counsel promptly if he or she becomes aware of any existing or potential violation of this Code.

AUDITED FINANCIAL STATEMENTS

[To be filed by amendment.]

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A10926 11/07

Teachers Personal Investors Services, Inc. and TIAA-CREF Individual & Institutional Services, LLC distribute securities products.

©2007 TIAA-CREF Life Insurance Company (TIAA-CREF Life), 730 Third Avenue, New York, NY 10017

www.tiaa-cref.org 730 Third Avenue, New York, NY 10017-3206

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.*

The expenses for the issuance and distribution of the Contracts, other than any underwriting discounts and commissions, are as follows:

Securities and Exchange Commission Registration Fees	$500.00
Printing and engraving	10,000.00
Accounting fees and expenses	20,000.00
Legal fees and expenses	50,000.00
Miscellaneous	4,500.00

TOTAL EXPENSES	$85,000.00

* Estimated.

Item 14.  Indemnification of Directors and Officers.

The TIAA-CREF Life Insurance Company bylaws provide that the TIAA-CREF Life Insurance Company will indemnify, in the manner and to the fullest extent permitted by law, each person made or threatened to be made a party to any action, suit or proceeding, whether or not by or in the right of the TIAA-CREF Life Insurance Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that he or she or his or her testator or intestate is or was a director, officer or employee of the TIAA-CREF Life Insurance Company, or is or was serving at the request of the TIAA-CREF Life Insurance Company as director, officer or employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if such director, officer or employee acted, in good faith, for a purpose that he reasonably believed to be in, or in the case of service for any other corporation or any partnership, joint venture trust, employee benefit plan or other enterprise, not opposed to, the best interests of the TIAA-CREF Life Insurance Company and in criminal actions or proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. To the fullest extent permitted by law such indemnification shall include judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys’ fees. No payment of indemnification, advance or allowance under the foregoing provisions shall be made unless a notice shall have been filed with the Superintendent of Insurance of the State of New York not less than thirty days prior to such payment specifying the persons to be paid, the amounts to be paid, the manner in which payment is authorized and the nature and status, at the time of such notice, of the litigation or threatened litigation.

Item 15.  Recent Sales of Unregistered Securities

None.

Item 16. Exhibits.

(1)	(A)	Distribution Agreement for the MVA Annuity Contracts between TIAA-CREF Life Insurance Company and Teachers Personal Investors Services, Inc. (to be filed by amendment)
	(B)	Selling Agreement between Teachers Personal Investors Services, Inc. and TIAA-CREF Individual & Institutional Services, LLC (to be filed by amendment)

(2)	None

(3)	(A)	Charter of TIAA-CREF Life Insurance Company[1]
	(B)	Bylaws of TIAA-CREF Life Insurance Company (to be filed by amendment)

(4)	(A)	Form of “Marketing Name” Annuity Contract
	(B)	Form of “Marketing Name” Annuity Application

(5)	Legality Opinion and Consent of George W. Madison, Esquire (to be filed by amendment)

(8)	Opinion re: tax matters (to be filed by amendment)

(10)	(A)	Investment Management Agreement dated December 10, 1996, by and between Teachers Insurance and Annuity Association of America and TIAA Life Insurance Company (to be filed by amendment)
	(B)	Amended and Restated Service Agreement by and between Teachers Insurance and Annuity Association of America and TIAA-CREF Life Insurance Company dated as of January 1, 1999 (to be filed by amendment)
	(C)	Financial Support Agreement between Teachers Insurance and Annuity Association of America on behalf of TIAA-CREF Life Insurance Company dated November 2, 1998 (to be filed by amendment)
	(D)	Tax Allocation Agreement dated January 1, 1998 by and among TIAA Board of Overseers, Teachers Insurance and Annuity Association of America and the direct and indirect subsidiaries of TIAA listed on Schedule A to the Agreement (to be filed by amendment)
	(E)	Master Independent Contractor Agreement between Teachers Insurance and Annuity Association of America and McCamish Systems, L.L.C. dated March 4, 2005 (to be filed by amendment)
	(F)	Distribution Agreement for the MVA Annuity Contracts between TIAA-CREF Life Insurance Company and Teachers Personal Investors Services, Inc. (to be filed by amendment)

(21)	Subsidiaries of the registrant (to be filed by amendment)

(23)	(A)	Consent of Sutherland Asbill & Brennan LLP (to be filed by amendment)
	(B)	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (to be filed by amendment)
	(C)	Consent of George W. Madison, Esquire (to be filed by amendment)

(24)	Powers of Attorney

[1]	Incorporated by reference to the Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, filed December 9, 1998 (File No. 333-61761).

Item 17. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TIAA-CREF Life Insurance Company has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Charlotte, and State of North Carolina on the 14th day of March, 2008.

TIAA-CREF LIFE INSURANCE COMPANY

By:	/s/ Bret L. Benham
Bret L. Benham Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on March 14th, 2008, in the capacities indicated.

Signature	Title	Date

/s/ Bret L. Benham	Chairman, President and	3/14/08
Bret L. Benham	Chief Executive Officer

/s/ Linda S. Dougherty	Vice President and Chief	3/14/08
Linda S. Dougherty	Financial Officer (Principal Financial and Accounting Officer)

Signature of Director	Title	Date

*	Director	3/14/08
Bret L. Benham

*	Director	3/14/08
Elizabeth D. Black

*	Director	3/14/08
Sanjeev Handa

*	Director	3/14/08
Nancy Heller

*	Director	3/14/08
Harry I. Klaristenfeld

*	Director	3/14/08
Steven Maynard

*	Director	3/14/08
Peter F. Murphy, III

*	Director	3/14/08
Craig K. Nordyke

*	Director	3/14/08
Wayne Williams

*	Signed by Edward L. Hancock, Esq. as attorney-in-fact.

/s/ Edward L. Hancock
Edward L. Hancock, Esq. Attorney-in-fact

EXHIBIT INDEX

4	(A)	Form of “Marketing Name” Annuity Contract
	(B)	Form of “Marketing Name” Annuity Application

(24)	Powers of Attorney